Registration No. 333-70913
            ________________________________________

                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

            ________________________________________

                         AMENDMENT NO. 1 TO
                              FORM S-4
                      REGISTRATION STATEMENT
                              UNDER
                     THE SECURITIES ACT OF 1933

             ________________________________________

                             LCNB Corp.
       (Exact name of issuer as specified in its Charter)

        Ohio                              31-1626393
(State of Incorporation)     (I.R.S. Employer Identification No.)

       P.O. Box 59, Lebanon, Ohio 45036, (513) 932-1414
(Address, including zip code, and telephone number, including area code, of registrant's Principal Executive Offices)

            _________________________________________

                         Stephen P. Wilson
                             President
                            LCNB Corp.
                           P.O. Box 59
                         Lebanon, Ohio 45036
                          (513) 932-1414
      (Name, address, including zip code, and telephone number,
           including area code, of agent for service)
            _________________________________________

                           Copy To:

                    Susan B. Zaunbrecher, Esq.
                         Dinsmore & Shohl LLP
                         1900 Chemed Center
                        255 East Fifth Street
                       Cincinnati, Ohio  45202
                          (513) 977-8200

Approximate date of proposed commencement of sales hereunder:
As soon as practicable after the effective date of this Registration Statement

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:
___

                                   CALCULATION OF REGISTRATION FEE

Title of Securities   Amount To Be Proposed Maximum         Proposed Maximum   Amount of
To Be Registered      Registered   Offering Price Per Share Offering Price     Registration
Fee
Common Stock without
par value             1,760,000    $24.00(1)                $42,240,000        $11,743.00*


*previously paid

(1) The transaction to be registered on this Registration Statement on Form S-4 is the issuance of shares of the common stock without par value of LCNB Corp. to the existing shareholders of Lebanon Citizens National Bank ("Lebanon Citizens") pursuant to the merger of Lebanon Citizens into a wholly-owned subsidiary of LCNB Corp. As a result of the merger, each shareholder of Lebanon Citizens will receive ten (10) shares of LCNB Corp. Common stock in exchange for each share of Lebanon Citizens common stock. Although there are transactions in the common stock of Lebanon Citizens from time to time, trading has been extremely limited.
As of January 20, 1999, the estimated book value of Lebanon Citizens common stock was approximately $240 per share. Since ten
(10) shares of LCNB Corp. common stock are to be issued for each of the presently outstanding shares of Lebanon Citizens common stock, the per share book value of Lebanon Citizens common stock, or $24.00 per share of LCNB Corp. common stock, is the amount on which the above registration fee is based.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


               LEBANON CITIZENS NATIONAL BANK
                        P.O. Box 59
                    Lebanon, Ohio 45036


           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Notice is hereby given that a Special Meeting of Shareholders of Lebanon Citizens National Bank will be held on _______________, 1999 at 10:00 a.m., local time, at the main office of Lebanon Citizens, located at 2 North Broadway, Lebanon, Ohio, for the following purposes:

1. To consider and act upon a proposal for the reorganization of Lebanon Citizens into a one-bank holding company structure by the adoption of the form of Plan and Agreement of Merger and the Agreement to Merge providing for the merger of Lebanon Citizens with and into LC Interim National Bank (In Organization), a wholly-owned national banking subsidiary of LCNB Corp., Lebanon, Ohio, the Articles of Incorporation of which contain certain antitakeover provisions, all as described in the accompanying Proxy Statement/Prospectus.

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS OF LEBANON CITIZENS HAS UNANIMOUSLY
APPROVED THE FOREGOING MERGER PROPOSAL AND RECOMMENDS ITS APPROVAL BY THE SHAREHOLDERS.

The Board of Directors has fixed the close of business on ______________, 1999, as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof. Transferees after said date will not be entitled to vote at the Special Meeting.

You are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed Proxy in the envelope provided as soon as possible.

                      By order of the Board of Directors



Dated: ________, 1999   Stephen P. Wilson, President

                     PROXY STATEMENT/PROSPECTUS


                         LCNB CORP.


                1,760,000 SHARES OF COMMON STOCK
                      OF LCNB CORP.
      TO BE ISSUED IN CONNECTION WITH THE REORGANIZATION OF
             LEBANON CITIZENS NATIONAL BANK INTO
           A HOLDING COMPANY-SUBSIDIARY STRUCTURE
____________________________________________________________


This Proxy Statement/Prospectus constitutes the Proxy Statement of Lebanon Citizens National Bank with respect to a special meeting of its shareholders to be held on _________________, the _____ of ________________, 1999.

______________________________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Proxy Statement/Prospectus is truthful or complete.

_____________________________________________________

The securities offered hereby are not listed on any national securities exchange or the NASDAQ Stock Market.

The approval of the Office of the Comptroller of the Currency reflects only its view that the transaction does not contravene applicable competitive standards imposed by law, and that the transaction is consistent with regulatory policies relating to safety and soundness. The approval of the Office of the Comptroller of the Currency is not an opinion by the Office of the Comptroller of the Currency that the proposed transaction is favorable to the stockholders from a financial point of view or that the Office of the Comptroller of the Currency has considered the adequacy of the terms of the transaction.

The approval of the Office of the Comptroller of the Currency is not an endorsement or recommendation of the reorganization.


 The date of this Proxy Statement/Prospectus is _____________,
1999

______________________________________________


We have not authorized anyone to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and, if you have received information or representations, they must not be relied upon as having been authorized by Lebanon Citizens or LCNB Corp.

This Proxy Statement/Prospectus does not constitute an offering within any jurisdiction to any person to whom it is unlawful to make such offer within such jurisdiction.

This Proxy Statement/Prospectus incorporates important business and financial information about Lebanon Citizens and LCNB Corp. that is not included in or delivered with this document. If you would like to receive any of this information free of charge, please write or call Stephen P. Wilson, c/o Lebanon Citizens National Bank, P.O. Box 59, Lebanon, Ohio 45036 (513) 932-1414. You should request this information at least five days in advance of the Special Meeting of Lebanon Citizens' shareholders to ensure that you receive it prior to the meeting.


                       TABLE OF CONTENTS
                                                         Page

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION   4
SUMMARY   9
Description of Lebanon Citizens National Bank, its Properties and
Other Information   9
Description of LCNB Corp. and LC Interim National Bank   10
Regulatory Approvals Necessary to Complete the Reorganization   11
Voting and Revocation of Proxies   11
SUMMARY OF SELECTED FINANCIAL DATA   12
COMPARATIVE PER SHARE DATA   12
DESCRIPTION OF THE TRANSACTION - FORMATION OF
A ONE-BANK HOLDING COMPANY   13
Meeting to Approve Reorganization   13
How the Reorganization Will Be Effected   14
Summary of the Agreements Necessary to Effect the Reorganization
15
Expenses of Conversion   15
Rights of Dissenting Shareholders   16
Conditions of the Merger   17
Amendment or Abandonment of the Plan and Agreement of Merger   18
Conversion of Shares and Exchange of Certificates   18
Anticipated Accounting Treatment of the Reorganization   19
Material Federal Income Tax Consequences of the Reorganization
19
State Income Tax Aspects of a Holding Company   20
State Dividend Income Taxes for Ohio Shareholders   20
Capitalization of LCNB Corp., Lebanon Citizens and the Interim
Bank   21
DESCRIPTION OF LEBANON CITIZENS COMMON STOCK
AND LCNB CORP. COMMON STOCK   21
Description of Stock and the Differences between Federal and State
Laws Pertaining to the Stock   21
Dividends   22
Preemptive Rights   23
Cumulative Voting   23
Par Value   23
Stabilizing and Antitakeover Features Contained in LCNB Corp.'s
Governing Documents   24
INFORMATION CONCERNING LCNB CORP.   26
Information About the Bank Holding Company   26
Supervision and Regulation of the Holding Company   27
INFORMATION CONCERNING LEBANON CITIZENS   29
Information About the Bank   29
Selected Financial Data   29
Management's Discussion and Analysis of Financial Condition and
Results of Operations   30
Supervision and Regulation   35
MANAGEMENT OF LEBANON CITIZENS AND LCNB CORP.   35
Directors and Executive Officers   35
Executive Compensation   39
CERTAIN BENEFICIAL OWNERS   39
COMMON STOCK MARKET INFORMATION   40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS   41
LEGAL MATTERS   41
OTHER BUSINESS   41
INDEX TO FINANCIAL STATEMENTS   43

Appendices

Plan and Agreement of Merger  Appendix A
Agreement of Merger  Appendix A-1
Articles of Incorporation of LCNB Corp.  Appendix A-2
Code of Regulations of LCNB Corp.  Appendix A-3
12 U.S.C. Section 215a and Banking Circular 259 Appendix B

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

1. Question: Why is Lebanon Citizens restructuring itself into a holding company system?

Answer: Because effecting a reorganization will allow Lebanon Citizens to take advantage of a holding company structure. A bank holding company is a corporation that owns 25% or more of the voting securities of a bank. A holding company corporate structure will enhance the Lebanon Citizens' ability to compete under the laws and conditions prevailing in the banking field today. The resulting holding company structure will allow Lebanon
Citizens:

-- greater flexibility in carrying on Lebanon Citizens' business activity;

-- greater ability to respond to future needs and opportunities to expand the financial services currently offered and the market currently served;

-- greater opportunity for diversification, either through newly-formed subsidiaries or acquisition of established companies;

-- greater flexibility to meet future financing needs through issuance of additional common stock without regulatory approval;
and

-- greater authority to redeem its shares, subject to regulatory limits, without prior regulatory approval.

In addition, because Lebanon Citizens, at the end of 1998, had over 500 shareholders, it is now required to register under the Securities Exchange Act of 1934. The filings made with the Securities and Exchange Commission in connection with the holding company reorganization will have the effect of registering LCNB Corp. with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934. If Lebanon Citizens does not reorganize into a holding company, the bank, at this time, would be required to become a Securities Exchange Act of 1934 reporting company but it would report to the Comptroller of the Currency rather than the Securities and Exchange Commission. Following the completion of the proposed reorganization, LCNB Corp., as a holding company, will be a public company which will make the required Securities and Exchange Commission periodic reports to the Securities and Exchange Commission.

2. Question: What are the differences between shareholders rights and protections under Ohio state law and federal banking law which we may see in the reorganization?

Answer:   In summary, dividend policy under state law is more
liberal than under federal banking law; cumulative voting rights under Ohio law are somewhat more restrictive than those under federal banking law and an Ohio corporation, unlike a national bank, can issue no par value stock, can repurchase its shares to hold as treasury shares, and can impose supermajority voting requirements in certain situations. Below is an outline of the differences between the federal and state laws pertaining to the stock of a national bank versus that of an Ohio corporation:


                  FEDERAL BANKING LAW    OHIO CORPORATE LAW

Dividends         Payable only           Payable from surplus,
                  from net profits.      provided that no dividend
                                         is payable if the
                                         corporation is insolvent
                                         or if there is reason to
                                         believe that payment of a
                                         dividend would render it
                                         insolvent.

Preemptive Rights Permitted by law,     Permitted by law, but LCNB
                  but Lebanon Citizens  Corp. will not provide
                  does not provide for  preemptive rights under
                  preemptive rights     its Articles of
                  under its Articles    Association.
                  of Association.

Cumulative Voting  Permitted under      To be permitted
                   Articles of          under Articles
                   Association and      of Incorporation.  Ohio
                   exercisable without  law requires that a
                   need for corporate   shareholder who desires
                   action or notice     cumulative voting in the
                   requirements.        election of directors give
                                        notice to the President,
                                        Vice President or
                                        Secretary of his or her
                                        desire to cumulatively
                                        vote his or her shares at
                                        least 48 hours before the
                                        meeting of his or her
                                        desire to and that the
                                        chairman of the meeting
                                        announce the giving of
                                        such notice upon the
                                        convening of the meeting.

Par Value         Par value stock       Par value stock is not
                  is required and is    required. An Ohio
                  used to set the       corporation can issue no
                  stated capital.       par value stock and such
                                        shares do not, by
                                        themselves, increase
                                        stated capital of the
                                        corporation.

Repurchase of
Shares           Repurchase of shares   Repurchase of shares may
                 not permitted except   be authorized by the Board
                 under limited          of Directors without
                 circumstances.         shareholder action so long
                                        as, immediately
                                        thereafter, the
                                        corporation's assets are
                                        not less than its
                                        liabilities plus stated
                                         capital, so long as the
                                         corporation is not
                                         insolvent and so long as
                                         there is not reasonable
                                         ground to believe that
                                         corporation would be
                                         rendered insolvent.  A
                                         bank holding company may
                                         not expend more than 10%
                                         of its net worth in any
                                         12-month period for the
                                         purpose of repurchasing
                                         its stock.

Classified Board
 of Directors      Lebanon Citizens'    The Articles of
                   Articles of          Incorporation of LCNB
                   Association provide  Corp. provide for a
                   for the annual       classified Board of
                   election of the      Directors consisting of
                   entire Board of      three classes of directors
                   Directors.           with overlapping three-
                                        year terms of office.

3. Question: Will I notice any change in the business/operations or management of LCNB?

Answer: No. After the consummation of the transaction, Lebanon Citizens National Bank will continue to operate as before and there will be no change in its business or operations. Additionally, the Board of Directors and management of Lebanon Citizens National Bank after the transaction will continue in their current positions be the same as prior to the reorganization.

4. Question: Is Lebanon Citizens being sold?

Answer: No. Lebanon Citizens is not being sold. Lebanon Citizens simply is reorganizing into a holding company structure, with the end result being that the operating bank will be a wholly-owned subsidiary of a new holding company, LCNB Corp. All of the shareholders of Lebanon Citizens, unless they exercise dissenters' rights, will become shareholders of LCNB Corp., which, in turn, will own Lebanon Citizens.

5. Question: Will my stock ownership change?

Answer: No. After the transaction is completed, you will own the same percentage of LCNB Corp. as you owned of Lebanon Citizens prior to the transaction. As part of the transaction, there will be a 10 for 1 stock split and an exchange of shares of Lebanon Citizens for shares of LCNB Corp. For example, if you currently hold 100 shares of Lebanon Citizens, you will hold 1,000 shares of LCNB Corp. following the reorganization. As the end result,
however, your percentage share ownership will not change.   For
example, if you own 2% of the outstanding shares of Lebanon Citizens prior to the holding company conversion, you will, at completion of the holding company conversion, own 2% of the outstanding shares of LCNB Corp.

6. Question: What, if anything, will I, as a shareholder, be required to do?

Answer: You will not be required to do anything in connection with the reorganization, but Board of Directors urges you to complete the proxy for the special meeting of shareholders provided with this Proxy Statement/Prospectus, sign it and return it to Lebanon Citizens in the envelope provided. The Board of Directors of Lebanon Citizens has recommended that the reorganization be voted upon by the shareholders and the Board is providing this Proxy Statement/Prospectus to the shareholders to obtain their vote.
The Board of Directors recommends a vote FOR the proposed reorganization.

There are, however, some actions you can take that will make the implementation of the reorganization go more smoothly. First, Lebanon Citizens asks that you return your proxy card, appropriately completed, so that Lebanon Citizens can have as many responses as possible in advance of the date of the Special Shareholder Meeting. This small effort on your part will make the determination of the voting results much easier.

Second, if the transaction is approved and consummated, each share of Lebanon Citizen's stock will automatically be converted, by operation of law, into ten shares of LCNB Corp. However, you will be requested to return your certificates for Lebanon Citizens common stock to LCNB Corp. in order to receive certificates representing LCNB Corp. common stock in exchange for your Lebanon Citizens shares. Please do not return your stock certificates until you are instructed by Lebanon Citizens to do so.

7. Question: How long will this whole process take?

Answer: It is anticipated that the holding company conversion will be consummated by the end of May, 1999. Lebanon Citizens already has filed applications to approve the transaction with the Comptroller of the Currency and with the Federal Reserve Bank of Cleveland. It is anticipated that these applications will be approved by mid-March, 1999. If the transaction is approved by the shareholders of Lebanon Citizens on _____________, 1999, the transaction can be consummated, and the stock exchange process will begin.

8. Question: Will I have to pay extra taxes as a result of the transaction?

Answer: No. You will incur no additional taxes as a result of this transaction. You will recognize no gain or loss upon the exchange of your shares for shares of LCNB Corp., and the tax basis of the shares of LCNB Corp. common stock received by you will be the same as the tax basis of Lebanon Citizens common stock for which it was surrendered.

9. Question: If I disagree with the transaction, what are my rights?

Answer: If you disagree with the transaction, you can become a dissenting shareholder and have the right to be paid in cash the value of your shares (as of the time the merger becomes effective), if and when the merger is consummated, only upon compliance with the following conditions:

(1) you must vote against approval of the merger at the Special Meeting of LCNB shareholders or give written notice to Lebanon Citizens at or prior to the Special Meeting that you dissent from the proposed merger, which notice shall be addressed to Stephen P. Wilson, President, Lebanon Citizens National Bank, P.O. Box 59, Lebanon, Ohio 45036;

(2) you must at any time before 30 days after consummation of the merger:

(a) make a written request for payment of the cash value of such shares to Lebanon Citizens; and

(b) surrender your certificates representing such shares.

The value of your shares will be ascertained, as of the effective date of the transaction, by an appraisal, which is further explained in the Proxy Statement/Prospectus. See the section entitled "Rights of Dissenting Shareholders" in the Proxy
Statement/Prospectus.


[THE BALANCE OF THIS PAGE LEFT INTENTIONALLY BLANK]

                            SUMMARY


Special Shareholders Meeting to Approve the Reorganization

Lebanon Citizens has scheduled a special meeting of its shareholders on _______________, 1999 at _____ a.m. at the main office of Lebanon Citizens located at 2 N. Broadway, Lebanon, Ohio for the purpose of considering and voting upon the proposal to approve the reorganization described in this Proxy
Statement/Prospectus.

Board of Directors Recommendation and Shareholder Vote Required

The Lebanon Citizens Board of Directors has determined that, due to the greater business flexibility of a one-bank holding company system, it is desirable for Lebanon Citizens to reorganize to become a wholly-owned subsidiary of a bank holding company. Accordingly, the Board directed the formation of LCNB Corp. and the organization of Interim Bank as a wholly-owned subsidiary of LCNB Corp. The Board also approved the terms of the Plan and Agreement of Merger and the Agreement of Merger, which are necessary documents to effect the reorganization, and directed that the reorganization be presented to the Lebanon Citizens shareholders for their consideration and approval. At the special shareholders meeting, it will take the affirmative vote of two-thirds (2/3) of the outstanding shares of the bank to adopt the reorganization.

Description of Lebanon Citizens National Bank, its Properties and
Other Information

Lebanon Citizens is a national banking association which was organized in 1877 and has been in continuous operation since that date. It is engaged in the general commercial banking business through its main office and 16 branch offices located in Warren, Butler, Clinton, Clermont and Hamilton Counties, Ohio. The street address of Lebanon Citizens' principal office is 2 North Broadway, Lebanon, Ohio 45036; (513) 932-1414. The mailing address of Lebanon Citizens' principal office is P.O. Box 59, Lebanon, Ohio 45036.

Lebanon Citizens, as a national bank, is regulated by the Office of the Comptroller of the Currency under the National Banking Laws which are found in Title 12 of the United States Code. Lebanon Citizens engages in all banking activities permitted under the law for national bank, including trust services. Among the services provided are checking, savings, certificate of deposit and individual retirement accounts. In addition, Lebanon Citizens provides a full range loan and credit services to its customers, including personal loans and commercial loans. The bank also provides services such as automated teller machines, credit and debit cards, telephonic banking, wire transfer, direct deposit and electronic debit posting.

Lebanon Citizens conducts its business from the following offices:

       Name of Office        Address                 Owned/Leased

1.  Main Office              2 North Broadway
                             Lebanon, Ohio 45036             Owned

2.  Auto Bank                26 North Broadway
                             Lebanon, Ohio 45036             Owned

3.  Columbus Avenue Office   730 Columbus Avenue
                             Lebanon, Ohio 45036

4.  Goshen Office            6723 State Route 132
                             Goshen, Ohio 45122              Owned

5.  Hunter Office            3878 State Route 122
                             Franklin, Ohio 45005            Owned

6.  Loveland Office          615 West Loveland Avenue
                             Loveland, Ohio 45140            Owned

7.  Maineville Office        7795 South State Route 48
                             Maineville, Ohio 45039          Owned

8.  Mason/West Chester Office 1050 Reading Road
                              Mason, Ohio 45040              Owned

9.  Middletown Office         4441 Marie Drive
                              Middletown, Ohio 45044         Owned

10.  Okeana Office           6225 Cincinnati-Brookville Road
                             Okeana, Ohio 45053              Owned

11. Otterbein Office         State Route 741
                             Lebanon, Ohio 45036            Leased

12.  Oxford Office           4 N. College Avenue
                             Oxford, Ohio 45056             Leased

13. Rochester/Morrow Office  Route 22-3 at 123
                             Morrow, Ohio 45152              Owned

14. South Lebanon Office     209 East Forrest Street
                             South Lebanon, Ohio 45065      Leased

15. Springboro/Franklin Office 525 West Central Avenue
                               Springboro, Ohio 45066        Owned

16. Waynesville Office        9 North Main Street
                              Waynesville, Ohio 45177        Owned

17. Wilmington Office         1243 Rombach Avenue
                              Wilmington, Ohio 45177         Owned

Each of the offices conducts all of the normal and standard business of a national bank.

Lebanon Citizens is not a party to any material pending legal proceedings in the conduct of their banking business or otherwise.

Description of LCNB Corp. and LC Interim National Bank

LCNB Corp. is a proposed bank holding company which was organized on December 22, 1998 to facilitate the corporate reorganization of Lebanon Citizens by establishing it as a subsidiary of a bank holding company. When this transaction is complete, LCNB Corp. will be the sole shareholder of the Interim Bank. The Interim Bank will be formed when the Comptroller of the Currency directs Lebanon Citizens to do so. It will be a non-operational "shell" bank set up for the sole purpose of legally effecting the reorganization. Neither LCNB Corp. nor the Interim Bank has conducted any business, and, until the merger becomes effective, neither will conduct any business. The business of the holding company will be conducted from the principal office of Lebanon Citizens at 2 North Broadway, Lebanon, Ohio 45036 (513) 932-1414.

If the conversion is approved by Lebanon Citizens' shareholders at the special meeting of shareholders, and assuming the timely receipt of the appropriate regulatory approvals, it is expected that the conversion will be legally consummated by the end of May, 1999. The affirmative vote of the holders of at least two-thirds of Lebanon Citizens common stock, or 117,334 shares, is necessary to approve the conversion and adopt the Plan and Agreement of Merger and the Agreement of Merger described below.

Regulatory Approvals Necessary to Complete the Reorganization

LCNB Corp. must be approved for formation as a bank holding company by the Board of Governors of the Federal Reserve System, which regulates bank holding companies. In addition, the merger must be approved by the Comptroller of the Currency, the agency of the federal government which regulates national banks. Lebanon Citizens and LCNB Corp. will apply to both agencies for approval to consummate the holding company conversion. As a result of this regulation, the Special Meeting may have to be recessed from time to time until the reorganization has been approved by the Comptroller of the Currency, so that Lebanon Citizens' shareholders can act on technical changes, if any, to the Plan and Agreement of Merger or Agreement of Merger recommended by the Comptroller of the Currency. However, it is not anticipated at this time that the Special Meeting will require a recess.

Voting and Revocation of Proxies

The Board of Directors will vote all of the proxies received as directed by the shareholders. If signed and unvoted ballots are received, Lebanon Citizens will vote them in favor of the resolution proposing the reorganization. Each person granting a proxy may revoke it at any time before it is voted by giving notice to Lebanon Citizens in writing or in open meeting or by submitting a subsequently dated proxy.


         DESCRIPTION OF THE TRANSACTION - FORMATION OF
                   A ONE-BANK HOLDING COMPANY

Meeting to Approve Reorganization

At the Special Meeting to be held on ______________, 1999, the following proposed resolution regarding the reorganization of Lebanon Citizens into a holding company structure will be submitted for adoption by Lebanon Citizens' shareholders of the reorganization of Lebanon Citizens into a holding company structure. The affirmative vote of the holders of at least two-thirds of Lebanon Citizens' common stock issued and outstanding on _____________, 1999, the record date for the Special Meeting, is required to approve and adopt the reorganization and the agreements which will effect the reorganization of Lebanon Citizens into a holding company structure. The reorganization will be technically effected through the statutory merger of Lebanon Citizens with and into the
Interim Bank.   The Interim Bank will thereafter be a wholly-owned
subsidiary of LCNB Corp., the holding company.

Each of the 176,000 shares of Lebanon Citizens common stock outstanding on ___________, 1999, the record date for the meeting, is entitled to one vote on all matters coming before the meeting. Only shareholders of record on the books of Lebanon Citizens at the close of business on ______________, 1999 will be entitled to vote at the meeting, either in person or by proxy. If you did not own shares of Lebanon Citizens common stock on _______________, 1999, you will not be eligible to vote on this matter.

The shares represented by all properly executed proxies that are sent to Lebanon Citizens will be voted as designated. Each proxy that does not contain a designated vote will be voted "For" the proposed merger. Proxies will be solicited principally by mail, but may also be solicited by directors, officers and other regular employees of Lebanon Citizens who will receive no compensation in addition to their regular salaries for soliciting. Brokers and others who hold stock in trust will be asked to send proxy materials to the beneficial owners of the stock and Lebanon Citizens may reimburse them for their expenses. The cost of preparing, assembling and mailing this Proxy Statement/Prospectus, the notice of meeting, and proxy, and any other costs of soliciting proxies, will be paid by Lebanon Citizens.

Below are graphic illustrations of the corporate structure of Lebanon Citizens before and after the completion of the holding company reorganization.


Corporate Structure           Corporate Structure
Before Holding Company        After Holding Company
Conversion                     Conversion


Shareholder                    Shareholder
   |                               |
   |                               |
Lebanon Citizens                LCNB Corp.
National Bank                   (Holding Company)
                                   |
                                   |
                               Lebanon Citizens
                               National Bank


The members of the Board of Directors of Lebanon Citizens will be the Directors of the Interim Bank and will hold their qualifying shares in shares of LCNB Corp.

The Board of Directors has declared the advisability of the adoption of the following resolution and recommends a vote FOR the resolution. Proxies received from Lebanon Citizens shareholders will be voted in favor of this resolution unless otherwise instructed by the shareholders.

The resolution states:

"RESOLVED, That Lebanon Citizens National Bank reorganize into a holding company structure as described in the Proxy
Statement/Prospectus and the Appendices attached to the Proxy
Statement/Prospectus that the Lebanon Citizens National Bank sent to the shareholders."



How the Reorganization Will Be Effected

The reorganization will be effected through the merger of Lebanon Citizens with and into LC Interim National Bank, an interim national bank in organization (the "Interim Bank"). The Interim Bank will be the resulting bank in the merger and will be a wholly-owned subsidiary of LCNB Corp. Concurrent with the merger, the Interim Bank will change its name to "Lebanon Citizens National Bank." As a result of the reorganization, the bank will operate as a wholly-owned subsidiary of LCNB Corp.

Each share of common stock of Lebanon Citizens will be converted through the reorganization into ten (10) shares of common stock of LCNB Corp. and all shareholders of Lebanon Citizens will become shareholders of LCNB Corp., retaining the same percentage ownership of LCNB Corp. as he or she held in Lebanon Citizens.
The members of the Board of Directors will be the Directors of the Interim Bank and will hold their qualifying shares in shares of LCNB Corp. Following the merger, Lebanon Citizens' business will continue unchanged under the name Lebanon Citizens National Bank with the same management and employees.



Summary of the Agreements Necessary to Effect the Reorganization

The proposed reorganization into a holding company structure will be effected through a merger of Lebanon Citizens in the Interim Bank and there are certain operative agreements necessary to effect the merger and, therefore, the reorganization. Copies of these agreements, the Plan and Agreement of Merger, including the Agreement of Merger, are attached as Appendices A and A-1 to this Proxy Statement/Prospectus and are incorporated into it. The following paragraphs provide a summary of the material aspects of these agreements. However, for more complete information, reference is made to the agreements attached to this Proxy Statement/Prospectus attached as Appendices A and A-1 as well as to Appendices A-2 and A-3 containing the Articles of Incorporation and Regulations of LCNB Corp. The proposed Articles of Association of the Interim Bank, resulting bank in the merger, are contained in the Agreement of Merger (Appendix A-1).

Lebanon Citizens and LCNB Corp. have entered into, and the Interim Bank upon its formation will join in and become a party to, the Plan and Agreement of Merger which sets forth the terms and conditions of Lebanon Citizens' conversion to a holding company structure. Under this agreement, Lebanon Citizens will be merged with and into the Interim Bank, which will simultaneously change its name to "Lebanon Citizens National Bank." Upon consummation of the merger, each outstanding share of Lebanon Citizens common stock, $60 par value, will be converted into ten (10) shares of LCNB Corp. common stock without par value. Consequently, the shareholders of Lebanon Citizens and their percentage of share ownership, immediately prior to the consummation of the reorganization will be identical to those of LCNB Corp. immediately after consummation of the reorganization. A maximum of 1,760,000 shares of LCNB Corp. common stock will be issued pursuant to the merger. See "DESCRIPTION OF LEBANON CITIZENS COMMON STOCK AND LCNB CORP. COMMON STOCK" for a discussion of the rights of shareholders of Lebanon Citizens as compared to shareholders of LCNB Corp.

As of the effective date of the reorganization, Lebanon Citizens will cease to exist as a legal entity. The corporate identities and business of both Lebanon Citizens and the Interim Bank will be combined, and the business of Lebanon Citizens will continue to be conducted under the name "Lebanon Citizens National Bank" after the reorganization without any change.

The business of the resulting bank after the reorganization will be identical to that of Lebanon Citizens prior to the reorganization and will be conducted with the same offices, properties and personnel as that of Lebanon Citizens. The resulting bank initially will have the same directors and officers as Lebanon Citizens. The resulting bank will continue to be subject to regulation by the Office of the Comptroller of the Currency, and deposits in the resulting bank will continue to be insured by the Federal Deposit Insurance Corporation. In short, the resulting bank will succeed to all of the rights and assets of Lebanon Citizens and will be subject to all of Lebanon Citizens' obligations and liabilities.



Expenses of Conversion

The expenses of the reorganization are estimated to be as follows:

Legal Expenses                                          $40,000
Accounting and Financial Advisory Expenses              $10,000
Application and Related Fees for the Securities and
  Exchange Commission and Approval by
  Regulatory Authorities                                $19,250
Postage, Photocopying, Long Distance Telephone Costs,
  Supplies                                               $7,500
Miscellaneous Expenses, including Blue Sky fees
  and interest expenses                                 $10,000
                                                         ------
Total Estimated Expenses                                $86,750
                                                         ======

No commissions of any kind and no remuneration to directors, other than customary fees for attending meetings, will be paid as a result of the conversion.

LCNB Corp. will borrow approximately up to $120,000 from an unaffiliated bank to finance its subscription for all the shares of the Interim Bank's common stock. The loan will be evidenced by the promissory note of LCNB Corp. Upon the consummation of the merger, the total equity capital of the resulting bank in the merger will be essentially equal to that of Lebanon Citizens plus that of the Interim Bank. The total equity capital of Lebanon Citizens at December 31, 1998 was $42,199,000. The contemplated total equity capital of the resulting bank in the merger on a pro forma basis based upon the Statement of Condition of Lebanon Citizens at December 31, 1998 and immediately after the merger will be approximately $42,319,000. The increase of $120,000 represents the full subscription paid in for the shares of the Interim Bank by LCNB Corp. The resulting bank in the merger will thereupon declare and pay a dividend of approximately $120,000 to LCNB Corp., which will be used to repay in full the loan plus accrued interest thereon. Interest on the loan, which will be an additional expense of the conversion, is estimated to be less than $1,500. Thus, the total equity capital of the resulting bank after the reorganization will essentially be the same as the total equity capital of Lebanon Citizens immediately prior to the reorganization.



Rights of Dissenting Shareholders

Pursuant to the provisions of Section 215a of Title 12 of the United States Code, a copy of which is attached hereto as Appendix B, you, as a shareholder of Lebanon Citizens, have the right to be paid in cash the value of your shares (as of the time the merger becomes effective), if and when the merger is consummated, only upon compliance with the following conditions:

(1) You must vote against approval of the merger at the Special Meeting of Lebanon Citizens shareholders or give written notice to Lebanon Citizens at or prior to the Special Meeting that you dissent from the proposed merger, which notice shall be addressed to Stephen P. Wilson, President, Lebanon Citizens National Bank, P.O. Box 59, Lebanon, Ohio 45036;

(2) You must at any time before 30 days after consummation of the merger make a written request for payment of the cash value of such shares to Lebanon Citizens; and

(3) The written request described in (2) immediately preceding shall be accompanied by your surrender of the certificate(s) representing such shares. Failure to comply with any of the foregoing conditions may result in your loss of the rights described in this Proxy Statement/Prospectus. If you vote against approval of the merger, you will be notified of the effective date of the merger so that you may exercise your dissenters' rights.

The value of the shares of any dissenting shareholder will be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of one selected by the vote of the holders of a majority of the stock, the owners of which are entitled to payment in cash; one selected by the directors of the receiving association, i.e., the Interim Bank; and one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his or her shares, appeal to the Comptroller of the Currency ("Comptroller"), who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of such shareholder.

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller, upon written request of any interested party, is required to cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, must be paid by the resulting bank. The value of the shares ascertained must be promptly paid to the dissenting shareholders.

The foregoing constitutes a description of the material rights of dissenting shareholders and does not purport to be a complete statement of such rights or the procedures to be followed by shareholders desiring to receive the value of their shares. Each shareholder who may desire to receive the value of his or her shares should consult Section 215a of Title 12 of the United States Code and strictly adhere to all of the provisions thereof. A copy of Section 215a of Title 12 of the United States Code is appended hereto as Appendix B, and the discussion herein concerning the rights of dissenting shareholders is qualified in its entirety by reference to Section 215a of Title 12 of the United States Code.

A copy of Banking Circular 259 is also included as part of Appendix B. Banking Circular 259 summarizes the various methods used by the Office of the Comptroller of the Currency in arriving at a fair estimate of the value of the shares of a national bank. Shareholders are advised to review Appendix B in its entirety before the exercise of dissenter's rights.



Conditions of the Merger

Under the Plan and Agreement of Merger, the consummation of the merger is conditioned, among other things, upon the following:

(a) The Plan and Agreement of Merger, including the Agreement of
Merger, shall have been duly adopted and approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Lebanon Citizens common stock entitled to vote on the proposal.

(b) The shares of LCNB Corp. common stock into which the shares of Lebanon Citizens common stock will be converted upon the consummation of the merger shall be validly issued and outstanding, fully paid and non-assessable.

(c) The Plan and Agreement of Merger and the Agreement of Merger as well as the respective terms thereof shall be duly approved by all the bank regulatory agencies to which the same are submitted for approval as provided by law.

(d) It is intended that the merger be a pooling of interests for accounting purposes. Holders in the aggregate of more than five percent (5%) of the outstanding shares of Lebanon Citizens common stock shall not have voted against the merger at the Special Meeting of shareholders or given written notice of dissent to the merger prior to or at the Special Meeting. This condition may be waived by LCNB Corp.

(e) The conversion will be a tax-free reorganization and no gain or loss will be recognized by the shareholders of Lebanon Citizens upon the exchange of shares of Lebanon Citizens for the shares of LCNB Corp. pursuant to the merger.

Consummation of the merger is also subject to the accuracy in all material respects of various representations and warranties of Lebanon Citizens, LCNB Corp. and the Interim Bank with respect to their financial conditions and other matters, and the performance by the parties of various other requirements.

Amendment or Abandonment of the Plan and Agreement of Merger

The Plan and Agreement of Merger may be amended only by written agreement of all the parties to it. The Plan and Agreement of Merger provides that Lebanon Citizens and LCNB Corp. may amend the Plan and Agreement of Merger, by action of their respective Boards of Directors, either before or after the shareholders of Lebanon Citizens have adopted the Plan and Agreement of Merger, in order to facilitate the performance thereof or to comply with any applicable law or order of any court, public agency or authority. However, no such amendment may change, to the detriment of Lebanon Citizens' shareholders, the ratio set forth in the Plan and Agreement of Merger for converting Lebanon Citizens common stock into LCNB Corp. common stock.

The Plan and Agreement of Merger will terminate and become void and of no effect, notwithstanding prior approval by the shareholders of Lebanon Citizens, if the respective Boards of Directors of Lebanon Citizens, LCNB Corp. and the Interim Bank adopt resolutions prior to the consummation of the reorganization to the effect that it is not advisable under then existing circumstances to effectuate the reorganization. Please note that the members comprising the Boards of Directors of Lebanon Citizens, LCNB Corp. and the Interim Bank are the same.

Conversion of Shares and Exchange of Certificates

At the closing of the reorganization, each outstanding share of Lebanon Citizens common stock will automatically be converted, by operation of law, into ten (10) shares of LCNB Corp. common stock. After the merger is effected, you will be requested to return your certificates for Lebanon Citizens common stock to LCNB Corp. in order to receive certificates representing LCNB Corp. common stock in exchange for your shares. In the event you are unable to produce a certificate(s) representing your shares of Lebanon Citizens common stock, you may instead deliver:

 (i) evidence reasonably satisfactory to LCNB Corp. that such certificate(s) has been lost, mislaid, wrongfully taken or destroyed,

(ii) such security or indemnity as reasonably may be requested by LCNB Corp. to hold it harmless, and

(iii) evidence reasonably satisfactory to LCNB Corp. that you are the owner of the shares represented by the certificate or certificates claimed to be lost, mislaid, wrongfully taken or destroyed and that you are the person who had been entitled to present each such certificate and to receive LCNB Corp. common stock in exchange therefor pursuant to the Agreement of Merger. If any certificate representing LCNB Corp. common stock is to be issued in a name other than that in which the certificate(s) for shares of Lebanon Citizens common stock surrendered for exchange is registered, the certificate(s) so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the person requesting such transfer must pay to LCNB Corp. or its transfer agent any applicable transfer or other taxes required by reason of the issuance of the certificate.

Even if you do not surrender your certificate(s) representing your common stock of Lebanon Citizens as requested (or fail to satisfy the requirements for lost, mislaid, wrongfully taken or destroyed certificates), your common stock in Lebanon Citizens and your certificates will be deemed for all purposes to be shares of LCNB Corp. and will represent the number of shares of common stock of LCNB Corp. into which your Lebanon Citizens common stock will have been converted. Any dividends or other distributions payable to you with respect to your LCNB Corp. common stock will be held by LCNB Corp. until you have surrendered your Lebanon Citizens stock certificates (or satisfied the conditions for lost, mislaid, wrongfully taken or destroyed certificates), at which time they will be paid to you in full without interest.

Please do not return your Lebanon Citizens common stock certificates to Lebanon Citizens or LCNB Corp. until you are specifically instructed to do so by LCNB Corp. After the merger has been consummated, you will receive a letter containing all of the instructions for the exchange of your certificates.

Anticipated Accounting Treatment of the Reorganization

It is anticipated that the merger will be accounted for as a pooling of interests. Under pooling of interests accounting, as of the effective date of the merger, the assets and liabilities will be added to those of Lebanon Citizens at their recorded book value and the stockholders' equity account of the Interim Bank will be included on LCNB Corp.'s consolidated balance sheet.


Material Federal Income Tax Consequences of the Reorganization

The conversion transaction, including the merger of Lebanon
Citizens into the Interim Bank and the conversion of Lebanon
Citizens' common stock into LCNB Corp.'s common stock, has been structured for federal tax purposes to result in the following tax effects:

1. The proposed statutory merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and
Section 368(a)(2)(D) of the Internal Revenue Code of 1986. Lebanon Citizens, the Interim Bank and LCNB Corp. will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by Lebanon Citizens upon the transfer of substantially all of its assets to the Interim Bank in exchange for LCNB Corp.'s common stock, and the assumption of all of Lebanon Citizens' liabilities by the Interim Bank.

3. No gain or loss will be recognized by either LCNB Corp. or the Interim Bank upon the acquisition by the Interim Bank of substantially all of the assets of Lebanon Citizens in exchange for LCNB Corp.'s common stock.

4. The basis of the assets of Lebanon Citizens acquired by the Interim Bank will be the same in the hands of the Interim Bank as the basis of such assets in the hands of Lebanon Citizens immediately prior to the merger. The holding periods of the assets of Lebanon Citizens received by the Interim Bank will include the periods for which such assets were held by Lebanon Citizens.

5. No gain or loss will be recognized by the shareholders of Lebanon Citizens upon the exchange of Lebanon Citizens common stock into LCNB Corp. common stock.

6. The federal income tax basis of the shares of LCNB Corp. common stock received by the shareholders of Lebanon Citizens will be the same as the basis of Lebanon Citizens common stock surrendered therefor.

7. The holding period of LCNB Corp. common stock received by the shareholders of Lebanon Citizens will include the period during which Lebanon Citizens common stock surrendered therefor was held, provided that Lebanon Citizens common stock was a capital asset in the hands of the shareholders of Lebanon Citizens on the date of the consummation of the transaction.

8. The Interim Bank shall take into account as of the date of the proposed merger (as defined in Section 1.381(b)-1(b) of the Regulations promulgated under Code Section 381), the items described in Section 381(c) of the Code subject to the conditions and limitations of Sections 381, 382, 383 and 384 of the Internal Revenue Code of 1986 and the regulations thereunder.

The Plan and Agreement of Merger provides that any of the parties may terminate such Agreement prior to the consummation of the merger in the event that the tax-free nature of the conversion will not occur or there is some threat that it will not occur.

State Income Tax Aspects of a Holding Company

For purposes of calculating the net worth tax for the bank holding company, only one-half of the bank holding company's net worth is subject to Ohio franchise tax. The Ohio Supreme Court has held that "quiescent holding companies", i.e. holding companies which do not conduct any business of their own and are merely conduits between the subsidiary and the shareholders, are not considered to be engaged in business in the State of Ohio. As a result, their net worth ratio for purposes of calculating the Ohio franchise tax is reduced to 50% , even though the bank holding company's entire activity is located within Ohio. If the bank holding company is engaged in any business activities on its own other than acting merely as a conduit between the shareholders and the subsidiary, then the Ohio ratio would likely be increased to 100%. As a result, the holding company's Ohio franchise tax would be doubled.

State Dividend Income Taxes for Ohio Shareholders

Dividends on shares of Lebanon Citizens common stock held by Ohio residents are subject to the Ohio income tax, and dividends on shares of LCNB Corp. common stock will also be subject to such tax.

Capitalization of LCNB Corp., Lebanon Citizens and the Interim
Bank

The following table sets forth the expected capitalization of the Interim Bank upon its formation and prior to the merger, the capitalization of Lebanon Citizens as at December 31, 1998, based upon its Statement of Condition for such date, the anticipated adjustments attributable to the merger, and the pro forma capitalization of both the resulting bank in the merger and LCNB Corp. as if the Interim Bank had been in existence and the merger had been consummated on December 31, 1998:



                                (In Thousands)
                           Interim Bank Lebanon     Adjustments  Pro Forma       Pro Forma
                                        Citizens                 Resulting Bank  Holding
Company
EQUITY CAPITAL:
  Common Stock             $    100     $10,560  $  (100)      $10,560          $10,560
  Surplus                  $     20     $11,000  $   (20)      $11,000          $11,000
  Undivided Profits        $      0     $20,639  $     0       $20,574(1)       $20,639
                            -------      ------   ------        ------           ------
Total Equity Capital       $    120     $42,199  $  (120)      $42,134          $42,199
                            ========     ======   ======        ======           ======
DEBT:
  Long Term                       0           0        0             0                0
  Short Term                      0           0        0             0              120
Total Debt(2)                     0           0        0             0              120(2)
                            -------      ------   ------         -----          -------

1 Immediately after the merger is consummated, approximately $120,000 will be paid by the resulting bank to LCNB Corp. from the Undivided Profits of the resulting bank so that LCNB Corp. will have funds available to repay the funds borrowed by it, as described in Note 2 below. Consequently, immediately after the declaration and payment of such dividend, the total Equity Capital of the resulting bank will be essentially the same as that of Lebanon Citizens immediately prior to the reorganization.

2 These funds will be borrowed in order to capitalize the Interim Bank on an interim basis and will be repaid as soon as possible, following the consummation of the reorganization and the receipt of the dividend referred to in Note 1 above. The borrowing for the same period of time, but occurring at the beginning of the fiscal period, would have had an immaterial effect on net income.


        DESCRIPTION OF LEBANON CITIZENS COMMON STOCK
                AND LCNB CORP. COMMON STOCK

Description of Stock and the Differences between Federal and State Laws Pertaining to the Stock

Lebanon Citizens' authorized capital stock consists of 176,000 shares of common stock, $60 par value per share of which all shares are presently outstanding. LCNB Corp.'s authorized capital stock consists of 850 shares of common stock without par value of which 100 shares are presently outstanding. Immediately prior to the consummation of the reorganization, the Articles of Incorporation of LCNB Corp. will be amended to increase the number of shares authorized to 4,000,000. The 100 outstanding shares of LCNB Corp. common stock will be repurchased for their original sales price by LCNB Corp., and up to 1,760,000 shares will be issued in exchange for the outstanding shares of Lebanon Citizens common stock. The capitalization of Lebanon Citizens immediately before the reorganization and of LCNB Corp. immediately after the reorganization will therefore be substantially identical.

Because Lebanon Citizens is a national bank organized under federal law while LCNB Corp. is a general business corporation formed under the corporate law of the State of Ohio, there will be certain minor differences in your respective rights as a shareholder, which are described below. In addition, management has elected to take advantage of the greater flexibility of Ohio corporate law in comparison to that of the corporate law contained in the national bank law to provide additional features of corporate governance in the organizational documents of LCNB Corp., which are also discussed below.

The Board of Directors of Lebanon Citizens considered the differences in shareholder rights and protections under federal law and under Ohio corporate law in arriving at their determination that the reorganization is in the best interests of
Lebanon Citizens and its shareholders.   The Board of Directors,
at meetings held on May 18, 1998, August 3, 1998, and August 31, 1998, discussed the advantages and disadvantages of the reorganization and the various shareholder rights and protections under both federal banking law and under Ohio corporate law. The Board determined that the importance of maintaining the independence of Lebanon Citizens as well as the other advantages provided by the reorganization, including, but not limited to the

- ability to raise capital using the banks common stock;
- the ability to expand the services being offered;
- the opportunity for diversification;
- the ability to redeem its shares

provided greater protection to the shareholders and their economic investment in the bank. At a meeting held on September 28, 1998, the Board of Directors unanimously approved the reorganization and unanimously resolved to recommend that the shareholders of Lebanon Citizens vote to approve the resolution approving the Plan and Agreement of Merger, dated as of February 22, 1999 and the Agreement of Merger appended thereto. In connection with this decision, the Board of Directors received advice from the management of Lebanon Citizens, from its legal advisor and its accounting advisor.



Dividends

Under Ohio law, dividends may be declared by LCNB Corp. and paid from the surplus of the corporation, provided that no dividend may be paid at any time the corporation is insolvent or there is reasonable ground to believe that by such payment it would be rendered insolvent. Dividends which may be declared by Lebanon Citizens are governed by federal law which limits the amounts available for payment of dividends to net profits and, under certain circumstances, requires that a certain percentage of net profits must be transferred to surplus which is unavailable for the purpose of paying cash dividends. The ability of the resulting bank to pay dividends to LCNB Corp. following the reorganization will be governed by the same considerations which currently control the declaration of dividends by Lebanon Citizens.

Subject to the foregoing discussion and to the discretion of the Board of Directors, it is expected that cash dividends of LCNB Corp. after consummation of the reorganization will be paid on approximately the same basis as Lebanon Citizens presently pays cash dividends. Funds for the payment of dividends by LCNB Corp. will initially be obtained solely from dividends paid to LCNB Corp. by the resulting bank.

Following consummation of the reorganization, no shareholder whose shares of Lebanon Citizens common stock have been converted into shares of LCNB Corp. common stock by reason of the reorganization will be entitled to receive any dividends or other distributions with respect to such LCNB Corp. shares until his or her Lebanon Citizens stock certificates are exchanged for LCNB Corp. stock certificates. However, when the exchange of certificates is made, any dividends or other distributions withheld will be paid without interest. Within a reasonable period of time after consummation of the reorganization, materials will be furnished to assist shareholders in effecting the exchange.



Preemptive Rights

The Holders of Lebanon Citizens common stock presently do not have the right under Lebanon Citizens' Articles of Association, in the event additional shares of Lebanon Citizens common stock are to be sold, to subscribe for such additional shares in proportion to the number of shares of Lebanon Citizens common stock then owned by them, nor will the holders of LCNB Corp. common stock have preemptive rights.

Cumulative Voting

Holders of LCNB Corp. common stock will have substantially the same right to cumulatively vote their shares in the election of directors as they possessed as holders of Lebanon Citizens common stock. Under Ohio law, there shall be cumulative voting in the election of directors if any shareholder gives written notice to the President, Vice President, or the Secretary of LCNB Corp., not less than 48 hours before the time fixed for holding the meeting, that he or she desires that voting for the election of directors shall be cumulative, and if the chairman or secretary announces the giving of such notice upon the convening of the meeting by or on behalf of the shareholder giving such notice. In such event, each shareholder shall be entitled to cumulate such voting power as he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute such votes on the same principle among two or more candidates, as the shareholder sees fit. Cumulative voting rights applicable to LCNB Corp. under Ohio law contain certain requirements that are not applicable to national banks under the National Bank Act and regulations promulgated thereunder by the Office of the Comptroller of the Currency. Shareholders of Lebanon Citizens may exercise cumulative voting rights without the need for any corporate action or notification requirements prior to the applicable shareholder meeting, whereas a shareholder of LCNB Corp. would have to meet the requirements under applicable provisions of Ohio law before he or she could exercise cumulative voting rights. Therefore, cumulative voting rights under Ohio law are essentially the same as those currently applicable to Lebanon Citizens, but are slightly more restrictive because of the addition of certain corporate and notification requirements on the part of shareholders prior to their exercise.

Par Value

The Lebanon Citizens common stock is par value stock and LCNB Corp. common stock is no par value stock. The par value of stock serves to fix a minimum subscription or original issue price for each share of par value stock. The law of the state in which the national bank is located determines the attributes of par value stock issued by a national bank. In the case of Lebanon Citizens, Ohio law provides that any consideration paid for non-treasury, original issue par value shares shall not be less than the par value of the shares, provided that such shares may be sold and paid for at such a discount from the par thereof as would amount to or not exceed reasonable compensation for the sale, underwriting or purchase of such shares. Par value is also used to set the stated capital of a corporation. The stated capital of a corporation with par value stock shall not be less than the par value of each class of its outstanding shares times the total number of shares of each class outstanding. In Lebanon Citizens' case, its stated capital cannot be less than $10,560,000 ($60 par value stock multiplied by 176,000 shares outstanding). On the other hand, no par value stock may be issued by a corporation at any price, with no stated minimum subscription or issuance price. A share of no par value stock does not purport to represent any stated proportionate interest in the capital of a corporation and the issuance of such shares does not in itself increase stated capital.

Stabilizing and Antitakeover Features Contained in LCNB Corp.'s
Governing Documents

LCNB Corp.'s Articles of Incorporation contain corporate governance provisions which may have the effect of discouraging attempts to change control of LCNB Corp. without the prior approval of its Board of Directors. Lebanon Citizens' Articles of Association do not contain any such provisions. The following is a brief summary of such provisions and of their respective advantages and disadvantages.

Classified Board of Directors. Under Lebanon Citizens' Articles of Association and By-Laws, all members of the Board of Directors are elected at each Annual Meeting of Shareholders to serve for a one year term which ends at the following Annual Meeting of Shareholders.

LCNB Corp.'s Articles of Incorporation provide for a classified Board of Directors consisting of three classes of directors each with overlapping three-year terms of office. Each such class is to have an equal, or as close to equal as mathematically possible, number of members with no class having less than three members. LCNB Corp., upon its incorporation, will have three classes of directors: Class I to serve an initial one-year term, Class II to serve a full two-year term. Class III to serve a full three-year term. Thereafter, at the first annual meeting of shareholders of LCNB Corp. after consummation of the reorganization, the first class of directors will be elected for a three-year term; at the second annual meeting of shareholders the second class will be elected for a three-year term; and at each annual meeting thereafter, one class will be elected to a three-year term.

Management believes that structuring LCNB Corp.'s Board of Directors into three classes will insure a continuity of experienced Board members, although there have been no problems with respect to such continuity in the past. Also, under the classified Board system, a shareholder or group of shareholders possessing a majority of the voting power of LCNB Corp. will not in any one year be able to replace a majority of the directors since only one-third of the directors will stand for election each year. Rather, at least two annual meeting elections will be required to change a majority of the directors by the requisite vote of the shareholders. By contrast, a shareholder or group of shareholders could obtain control of Lebanon Citizens' Board of Directors in a single year since Lebanon Citizens' entire Board is subject to election each year. The classified Board of LCNB Corp. may therefore have the effect of discouraging or making more difficult an unfriendly attempt to take over LCNB Corp. It will also make it more difficult for shareholders to change the majority of directors even if the only reason for such a change is the performance of incumbent directors.

Vote Required for Certain Extraordinary Corporate Actions. Under applicable law, the affirmative vote of the holders of at least two-thirds of the issued and outstanding capital stock of Lebanon Citizens is required with respect to extraordinary corporate actions including a merger or consolidation of Lebanon Citizens with another bank or the sale of all or substantially all of Lebanon Citizens' assets.

The Articles of Incorporation of LCNB Corp. provide for a special
"super-majority" voting requirement, subject to certain exceptions, with respect to the following extraordinary transactions:

(i) any merger or consolidation of LCNB Corp. with or into any other corporation;

(ii) any sale, lease, exchange or other disposition of all or any substantial part of the assets of LCNB Corp. to or with any other corporation, person or other entity;

(iii) the issuance or transfer of any securities of LCNB Corp. to any other corporation, person or other entity in exchange for assets or securities or a combination thereof (except assets or securities or a combination thereof so acquired in a single transaction or a series of related transactions having an aggregate fair market value of less than $250,000); or

(iv) the issuance or transfer of any securities of LCNB Corp. to any other corporation, person or other entity for cash.

Any such extraordinary transaction must be approved by the affirmative vote of the holders of at least eighty (80%) of the outstanding shares of LCNB Corp.'s capital stock which are not beneficially owned by the other corporation, person or entity with which LCNB Corp. proposes to enter into such transaction ("other party"), if the other party is then the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of LCNB Corp.'s common stock. However, there are certain exceptions to the applicability of this "super-majority" vote requirement. Specifically, it does not apply if:

- the other party is a corporation and a majority of the outstanding shares of all classes of such corporation's voting capital stock are owned by LCNB Corp.;

- if LCNB Corp.'s Board of Directors has approved a memorandum of understanding with the other party substantially consistent with the proposed transaction before the other party became the beneficial owner of 10% or more of LCNB Corp.'s common stock;

or

- if the transaction is approved by at least a majority of the members of LCNB Corp.'s Board of Directors.

LCNB Corp.'s Board of Directors is expressly authorized to determine, for the purpose of applying the super-majority voting requirement, on the basis of information then known to it, whether:

- any other corporation, person or other entity beneficially owns, directly or indirectly, 10% or more of the outstanding shares of stock of LCNB Corp. entitled to vote generally in the election of directors, or is an "affiliate" or an "associate" of another;

- any proposed sale, lease, exchange or other disposition of part of the assets of LCNB Corp. involves a substantial part of the assets of LCNB Corp.;

- assets or securities, or a combination thereof, to be acquired in exchange for securities of LCNB Corp., have an aggregate fair market value of less than $250,000 and whether the same are proposed to be acquired in a single transaction or a series of related transactions; and

- the memorandum of understanding referred to above is substantially consistent with the transaction to which it relates.

Any such determination by the Board shall be conclusive and binding for all purposes.

Further, when evaluating any offer of another party to:

- purchase or exchange any securities or property for any outstanding equity securities of LCNB Corp.;

- merge or consolidate LCNB Corp. with another corporation; or

- purchase or otherwise acquire all or substantially all of the properties and assets of LCNB Corp.,

the Board of Directors is required, in connection with the exercise of its judgment in determining what is in the best interests of LCNB Corp. and its shareholders, to give due consideration not only to the price or other consideration being offered but also to all other relevant factors, including without limitation:

- the financial and managerial resources and future prospects of the other party;

- the possible effects on the business of LCNB Corp. and its subsidiaries and on the depositors, employees, and other constituents of LCNB Corp. and its subsidiaries; and

- the possible effects on the communities and the public interest which LCNB Corp. and its subsidiaries serve.

In evaluating any such offer, the Board of Directors shall be deemed to be performing its duly authorized duties and acting in good faith and in the best interests of LCNB Corp. within the meaning of applicable Ohio law.

The provision described above will have the general effect of discouraging, or rendering more difficult, unfriendly takeover or acquisition attempts. Consequently, such a provision would be beneficial to current management in an unfriendly takeover attempt but would have an adverse effect on shareholders who might wish to participate in such a transaction. However, management believes that such a provision is advantageous to shareholders in that it will require a higher level of shareholder participation and consent than currently would be required for Lebanon Citizens and therefore would increase the discussion and understanding of any such proposal.

The market for Lebanon Citizens' shares has been somewhat limited. The most significant advantage of the ability of LCNB Corp. to repurchase its own shares is that LCNB Corp. will be able to facilitate the market for its shares. For example, LCNB Corp. will be able to purchase shares from the estates of deceased shareholders or to otherwise purchase shares in situations management deems appropriate from shareholders who desire to sell their shares but have been unable to locate purchasers. An important disadvantage of this ability is that LCNB Corp. management could purchase shares during or in anticipation of a proxy contest or other hostile takeover attempt from shareholders who might otherwise favor the proposed action and thus render the proxy contest or other takeover attempt less likely to succeed, thereby insulating incumbent management.



              INFORMATION CONCERNING LCNB CORP.

Information About the Bank Holding Company

LCNB Corp. was incorporated under the laws of the State of Ohio on December 22, 1998, at the direction of Lebanon Citizens' Board of Directors, to engage in the business of a bank holding company. The Interim Bank will be formed as a national bank subsidiary of LCNB Corp. Both LCNB Corp. and the Interim Bank will remain dormant from their respective formations and will not begin to conduct business until the merger becomes effective. Immediately following the merger, LCNB Corp.'s sole asset will be 100% of the outstanding capital stock of the Interim Bank.

As a bank holding company, LCNB Corp. has broader corporate powers than Lebanon Citizens. Specifically, LCNB Corp. may own the capital stock of banks located in Ohio and, under certain circumstances, in neighboring states; it may engage, either directly or through one or more nonbank subsidiaries, in certain nonbanking activities which are closely related to banking; and it may own up to 5% of the voting capital stock of any corporation, all subject to applicable law and regulatory provisions as described below.

LCNB Corp. currently is not required to file reports with the Securities and Exchange Commission, although it will become a reporting company under the Exchange Act of 1934 after the consummation of the transactions contemplated by the Plan and Agreement of Merger and the Agreement of Merger. The public may read and copy any materials that LCNB Corp. files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Supervision and Regulation of the Holding Company

The following is a brief summary of certain general aspects of the governmental supervision and regulation of bank holding companies. This summary does not purport to be comprehensive and is qualified in its entirety by reference to the actual laws and regulations pursuant to which such supervision and regulation is carried out.

LCNB Corp. will, if the merger is consummated, be a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "Act"). As such, it will be registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") and will be subject to regulation by that agency. LCNB Corp. will be required to file various reports with, and will be subject to examination by, the Federal Reserve. Before LCNB Corp. may become a bank holding company under the Act, it must submit an application to the Federal Reserve, and its application must be approved. Approval of LCNB Corp.'s application is a precondition to consummation of the merger.

The Act requires prior approval of the Federal Reserve before a bank holding company may acquire more than five percent of the voting stock or substantially all of the assets of any bank or merge or consolidate with any other bank holding company. If the effect of a proposed acquisition, merger or consolidation may be substantially to lessen competition or tend to create a monopoly, the Federal Reserve cannot approve the acquisition unless it finds that the anti-competitive effects of the acquisition, merger or consolidation are clearly outweighed by the convenience and needs of the community to be served. The Act also provides that the consummation of any acquisition, merger or consolidation must be delayed until 30 days following the approval of the Federal Reserve. The Attorney General of the United States may, within this 30 day period, bring an action under federal anti-trust laws, in which case the effectiveness of such approval is stayed pending a final ruling of the courts.

The Act also provides that a bank holding company may acquire any adequately capitalized and adequately managed bank in a state other than the home state of the bank holding company, regardless of whether such transaction is prohibited by the laws of any state, so long as the bank to be acquired has been in existence for the lesser of the minimum period of time specified in the statutory law if its home state or five (5) years. For purposes of the Act, pursuant to 12 U.S.C. 215(a)(d)(1)(C), a bank that has been chartered solely for the purpose of, and does not open for business prior to, acquiring control of, or acquiring all or substantially all of the assets of, an existing bank, shall be deemed to have been in existence for the same period of time as the bank to be acquired.

Subject to certain exceptions, a bank holding company is also prohibited from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank and from engaging directly or indirectly in activities unrelated to banking or managing or controlling banks. One of the exceptions to this prohibition permits activities by a bank holding company or its subsidiaries which the Federal Reserve has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is a proper incident to banking or managing or controlling banks, the Federal Reserve considers whether performance of the activity by an affiliate of a bank holding company can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration or unsound banking practices. The Federal Reserve has adopted regulations prescribing those activities which it presently regards as permissible for bank holding companies and their subsidiaries. Some of the activities are: servicing loans and other extensions of credit; performing certain data processing services; engaging in certain personal and real property leasing; making or acquiring loans and other extensions of credit as would be made by a mortgage, finance, credit card or factoring company; and under certain circumstances acting as any or all of the following: investment or financial advisor, insurance agent or broker, and underwriter for credit life insurance and credit accident and health insurance.

The Act, the Federal Reserve Act and the Federal Deposit Insurance Act also subject bank holding companies and their subsidiaries to certain restrictions on any extensions of credit by subsidiary banks to the bank holding company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stocks or securities as collateral for loans to any borrower. Further, under the Act and the regulations of the Federal Reserve, a bank holding company and its subsidiaries are effectively prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of any property or furnishing of services.

As a Securities and Exchange Commission reporting company, LCNB Corp. will be required to file quarterly and yearly reports on Forms 10-Q and 10-K, respectively, and to comply with the proxy rules of the 1934 Act. In addition, certain "affiliates" of LCNB Corp. (as that term is defined in the 1934 Act) also will be required to make filings with the SEC.

There are various legislative enactments and regulations pending which could affect the business of LCNB Corp. However, what other legislation might be enacted or what other regulations might be adopted, or if enacted or adopted the effect thereof, cannot be predicted.


           INFORMATION CONCERNING LEBANON CITIZENS

Information About the Bank

Lebanon Citizens was organized as a national banking association in 1877 and has been in continuous operation since that date. It is engaged in the general commercial banking business through its main banking office located in Warren County, Ohio and through its 16 branch offices located in Warren, Butler, Clinton, Clermont and Hamilton Counties, Ohio. In addition, Lebanon Citizens provides normal retail banking services, including the acceptance of demand, savings, money market and time deposits and the making of various types of loans. Other services provided by Lebanon Citizens include collection, safekeeping, investment, trust and various other services to meet the public's banking needs. The significant banking market for Lebanon, which encompasses portions of Warren, Butler, Clinton, Clermont and Hamilton Counties, includes approximately 65 other commercial banks, 60 thrift institutions and 67 credit unions. The address of the main office of Lebanon Citizens is 2 North Broadway, Lebanon, Ohio 45036; telephone (513) 932-1414. No changes in control of Lebanon Citizens have occurred within the past 36 months.

Selected Financial Data

The following selected financial data has been derived from unaudited financial statements or call reports for the years ended December 31, 1994, 1995, 1996, 1997 and 1998. The information is based on financial statements provided by Lebanon Citizens management that contain all adjustments believed to be required to reflect financial condition and operating results fairly for the periods indicated. This data should be read in conjunction with Lebanon Citizens' financial statements and their related notes contained in this Proxy Statement/Prospectus (see "INDEX TO
FINANCIAL STATEMENTS").




                                         For the Years Ended December 31,
                                1998           1997       1996      1995     1994
                                      (In Thousands, Except Data Per Share)
Total Interest Income          $ 29,599    $ 27,777   $ 25,998  $ 24,750   $ 20,721
Net Interest Income              15,519      13,433     12,756    11,754     11,062
Provision For Loan Losses           191         291        288       281        257
Other Income                      3,455       2,974      2,573     2,563      2,559
Other Expenses                   10,910       8,903      7,851     7,443      7,015
Income Tax Expenses               2,426       2,178      2,195     1,997      1,942
Net Income                        5,447       5,035      4,995     4,596      4,407

Data Per Share:
                Net Income        30.95       28.61      28.38     26.11      25.04
                Cash Dividends    14.00       12.00       9.50      7.50       6.50
                Book Value       239.77      219.64     202.54    183.66     165.05

Total Assets (in Thousands)     432,159     421,027    369,476   351,117    328,117


The Interim Bank is being formed to facilitate the holding company conversion and is not an operating bank; therefore, no financial information has been provided for the Interim Bank.

Management's Discussion and Analysis of Financial Condition and
Results of Operations

The following discussion is presented to aid in understanding the financial condition and results of operations of Lebanon Citizens National Bank. This discussion should be read in conjunction with the financial statements included in this Proxy Statement/Prospectus. In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Lebanon Citizens' operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include changes in the economy and interest rates in the nation and Lebanon Citizens' general market area, and the effect of Year 2000 on computer systems of Lebanon Citizens and its customers.

Results of Operations.

Net Income
The Bank's net income increased $412,000, or by 8.2%, in 1998 to $5,447,000 or $30.95 per share compared to $5,035,000 or $28.61 per share in 1997. Performance ratios for 1998 included a return on average assets of 1.30% and a return on average equity of 13.47%.

Net income for 1997 increased $40,000 from 1996, or .80%.  In
1997, return on average assets was 1.29% and return on average equity was 13.52%.

Net Interest Income
Net interest income increased $2.1 million, or 15.5%, from 1997 to 1998. The primary factor that led to the change is a 36 basis points (bps) decrease in the average cost of funds, from 4.61% in 1997 to 4.25% in 1998. To achieve this reduction in the cost of funds, the Bank was less aggressive in its pricing of IRA accounts and certificates of deposit and, consequently, at year end 1998, these deposits were $183.2 million compared to $204.1 million at the end of 1997, a decrease of $20.9 million. At the same time, lower-cost NOW, money fund, savings, and noninterest-bearing demand deposits increased an aggregate of $30.5 million. From 1997 to 1998, the yield on average earning assets increased by 2 bps from 7.69% to 7.71%.

Table 1, Average Balance Sheets and Analysis of Net Interest Income, presents additional details regarding yields on average earning assets and rates paid on average interest-bearing liabilities. The average balances in 1998, and to a lesser extent in 1997, are affected by the purchase of three KeyBank branches in September, 1997. With the acquisition, the Bank received $33 million in cash, $10 million in loans, and $50 million in customer deposits. Most of the $33 million in cash was immediately invested in securities. Average earning assets and interest-bearing liabilities increased $22.2 million and $20.7 million, respectively, in 1998 from 1997.

Net interest income increased $677,000, or 5.3%, from 1996 to 1997. The increase is primarily due to average earning assets increasing by $31.9 million while interest-bearing liabilities increased by only $26.1 million from 1996 to 1997. This relationship was reflected in the ratio of average loans to average deposits which was 74.0% in 1997 compared to 68.4% in 1996. All the major categories of loans increased from year end 1996 to December 31, 1997. Rates were relatively stable during 1997 and 1996. The yield on average earning assets decreased from 7.90% in 1997 to 7.69% in 1998. The average cost of funds decreased from 4.65% to 4.61% during the same period.


Table 1  -  Average Balance Sheets and Analysis of Net Interest Income

                                                                  Year ended December 31,
                                                                  (Dollars in thousands)

                                        1998                              1997                         1996
                             Average   Average  Interest/     Average   Average Interest   Average   Average  Interest
                          outstanding   Yield/  earned       outstanding Yield/  earned/  outstanding Yield/   earned/
                             balance     rate    paid         balance    rate     paid      balance    rate     paid
Loans (1)                $   272,512    8.46%   $  23,047   $  255,241   8.38%  $   21,385  $  217,101   8.90%   $19,322
Federal funds sold            14,677    5.42          796       16,896   5.43          918      21,981   5.40      1,187
Deposits in banks              4,347    6.65          289        4,000   5.98          239         656   5.95         39
Federal Reserve Bank stock       647    6.03           39          647   6.03           39         647   6.03         39
Investment securities:
  Taxable                     75,374    6.12        4,612       71,469   6.09        4,354      76,604   5.90      4,521
  Non-taxable (2)             21,628    5.71        1,236       18,682   6.83        1,276      18,037   7.47      1,348
                          ----------              -------    ---------          ----------   --------           --------
Total earning assets         389,185    7.71       30,019      366,935   7.69       28,211     335,026   7.90     26,456
Non-earning assets            30,570              --------      19,495          ----------      21,559          --------
Allowance for loan losses     (2,100)                           (2,100)                         (1,900)
                          -----------                        ----------                       ---------
      Total assets        $  417,655                        $  384,330                      $  354,685
                          ===========                        ==========                       =========
Savings deposits              64,064    2.76        1,769       53,753   3.24        1,741      48,710   3.24      1,576
NOW and money fund            73,727    2.31        1,706       64,367   2.51        1,616      57,776   2.55      1,473
IRA and time certificates    192,873    5.47       10,557      191,892   5.70       10,941     177,496   5.72     10,153
Short-term borrowings (3)        884    5.43           48          847   5.43           46         771   5.19         40
                           ---------               ------     --------          ----------    --------           -------
Total interest-bearing
 liabilities                 331,548    4.25       14,080      310,859   4.61       14,344     284,753   4.65     13,242
Demand deposits               44,484               ------       34,141          ----------      32,859           -------
Other liabilities              1,194                             2,088                           2,981
Capital                       40,429                            37,242                          34,092
                             --------                           -------                        --------
Total liabilities
     and capital          $  417,655                        $  384,330                      $  354,685
                            ========                          ========                        ========

Net interest rate spread                3.46                             3.08                            3.25

Net interest margin
  on a taxable equivalent
   basis                                4.10    $  15,939                3.78   $   13,867               3.94    $13,214
                                                 ========                        =========                        ======
Ratio of interest-earning
  assets to interest-bearing
  liabilities                117.38%                           118.04%                         117.65%


(1) Includes nonaccrual loans, if any.
(2) Income from tax-exempt securities is included in interest income on a taxable equivalent basis. Interest income has been divided by a factor comprised of the complement of the incremental tax rate of 34%.
(3) Short-term borrowings are limited to demand notes issued to the U.S. Treasury in connection with customer tax remittances.


The net interest spread is the difference between the average rate on total interest-earning assets and interest-bearing liabilities. The net interest margin is the taxable-equivalent net interest income divided by average interest-earning assets.

Other Income. Other income increased $481,000, or 16.2%, to $3.5 million in 1998 from $3.0 million in 1997. The increase is due in part to a $33,000, or 20.0%, increase in service charges and fee income. In 1998, the Bank began charging an ATM fee to users who were not Bank customers. This generated $165,000 in fees, representing 49.4% of the increase in total service charges and fee income. A greater number of merchant relationships, from 330 in 1997 to 400 in 1998, brought about an increase of $44,000 in merchant fees for credit card transactions. Returned check fees increased by $45,000 in part due to the customer deposit relationships throughout 1998 that were acquired on September 15, 1997, with three branch offices from KeyBank. Returned check fees and merchant credit card fees represent 26.6% of the total increase in service charges and fee income. Also contributing to the $481,000 increase in Other Income were securities gains of $234,000. There were no sales of securities in 1997 or 1996. During 1998, the Bank shifted approximately $13 million from federal funds sold to investment securities to increase the yield on earning assets. At various times during 1998 the Bank sold investment securities to meet normal liquidity needs. Prior to 1998, the Bank relied to a greater extent on federal funds sold for liquidity. Chiefly for this reason, there was no need to sell securities in the earlier years.

From 1996 to 1997, other income increased $401,000, or 15.6%, due primarily to a $313,000 increase in income from trust services.

Other Expense. Other expense increased $2.0 million, or 22.5%, from 1997 to 1998. This increase was primarily due to a $739,000, or 16.0%, increase in labor costs including pension and other benefits resulting from a full year of operating additional branch offices acquired or constructed in 1997. The Bank acquired three branch offices in September 1997 located in Oxford, Okeana and Waynesville, Ohio. The Bank's Wilmington branch was opened in October 1997. Additionally, amortization of intangibles acquired with the Oxford, Okeana, and Waynesville branches increased from $177,000 in 1997 to $611,000 in 1998. The intangibles are being amortized on a straight line basis over ten years. The Bank periodically reviews the acquired intangibles for impairment.

The $1.1 million increase in other expense from 1996 to 1997 resulted primarily from $476,000 in additional labor costs due in part to the additional branches and $177,000 in amortization of intangibles related to the acquisitions noted above.

Income Taxes. The Bank's effective tax rate of 30.8% in 1998 is 60 basis points greater than the rate in 1997 due to a decline in tax-exempt interest income as a percent of income before income taxes. The ratio in 1998 was 10.4% compared to 11.7% in 1997. The effective tax rate was 30.2% in 1997 compared to 30.5% in 1996.

Financial Condition

Total Assets. Total assets increased $11.1 million, or 2.64%, from December 31, 1997 to December 31, 1998. The most significant changes were a $23 million, or 22.23%, increase in investment securities from $101 million to $124 million, a $3 million, or 1.27%, decrease in total loans from $270 million to $267 million, and a 56.6% decrease in combined federal funds sold and interest-bearing deposits in other financial institutions from $21 million to $9 million.

Securities increased as a result of shifting assets from lower-yielding overnight fed funds to higher-yielding securities and investment of incremental deposit proceeds. To help maximize the returns on the securities portfolio, the Bank hired an investment management advisor. As a result, the Bank shifted its portfolio to a higher weighting of corporate notes, U.S. Agency notes, and U.S. Agency mortgage backed securities from U.S. Treasury notes. Also contributing to the increase in dollar value of securities was a transfer of held-to-maturity securities to available-for-sale and the resulting mark-to-market. This incremental increase for the appreciation in the transferred securities represented less than $1 million of the total $23 million increase.

Residential real estate loans and consumer loans decreased $11.8 million and $2.9 million, respectively, while commercial loans increased $9.6 million from December 31, 1997 to December 31, 1998. The decrease in residential real estate loans is due to the implementation of a strategy to limit the volume of fixed rate loans added to the portfolio in 1998 as part of the Bank's ongoing management of interest rate risk. During 1998, an increasing number of borrowers opted to lock in low rates available through fixed rate products. To meet customer demand, the Bank continued to originate fixed rate real estate loans, however, most were immediately sold in the secondary market to the Federal Home Loan Mortgage Corporation (Freddie Mac). Fixed rate residential real estate loans originated for immediate sale to Freddie Mac were $11.6 million in 1998 compared to $280,000 in 1997. Variable rate loans were approximately 15% of total mortgage loans at December 31, 1998, compared to approximately 5% at December 31, 1997. The Bank retains servicing for all loans sold to Freddie Mac. Commercial loans increased as result of several significant new credit relationships.

Total assets increased $51.6 million, or 13.95%, from December 31, 1996 to December 31, 1997. The most significant changes were a $10 million, or 10.81%, increase in investment securities from $91 million to $101 million, a $32 million, or 13.45%, increase in total loans from $238 million to $270 million, and the $6 million intangible from the purchase of three branch operations in September, 1997.

In 1997, securities increased primarily as a result of the branch purchases. Of the $32 million increase in loans from 1996 to 1997, residential real estate loans accounted for $20 of which $7 million were purchased with the branches in September, 1997, and other consumer loans accounted for $5 million of which $1 million were purchased with the branches. In total, the loans purchased with the three branches accounted for 31.25% of the increase in loans from year end 1996 to the end of 1997. Most all loans originated in 1997 and 1996 were retained for the Bank's portfolio. The small volume of fixed rate residential real estate loans originated for immediate sale to Freddie Mac were $280,000 in 1997 compared to $127,000 in 1996.



Deposits. Deposits increased $9.6 million, or 2.6%, to $387 million at December 31, 1998, from $377.4 million at the close of 1997. Of this increase, noninterest-bearing demand deposits were $8.4 million or 20.3% greater than at year end 1997 and interest bearing deposits were up $1.2 million or .4%, net of a decrease in time deposits of $19.9 million. The Bank's strategy is to competitively price deposit products in the markets served with an emphasis on growing its lower-priced core deposits products.

Deposits increased $47.0 million, or 14.2%, to $377.4 million at December 31, 1997, from $330.4 million at the close of 1996. Of this increase, noninterest-bearing demand deposits were $8.9 million or 27.1% greater than at year end 1996 and interest bearing deposits were up $38.2 million or 12.8%. Of the deposits purchased with the three branches in September 1997, $10.7 million were demand deposits and $39.6 million were interest-bearing.

Premises and Equipment. In January 1998, the Bank sold real estate in Waynesville associated with the consolidation of its branch operations in that community. The $33,000 gain realized on the sale in 1998 is included in Other Operating Income in the Statements of Income. Expenditures for premises and equipment in 1998 included were approximately $600,000 in renovations to branch offices and $383,000 for equipment purchases and data processing systems upgrades. The Bank plans to complete its branch renovation program in 1999.

Expenditures for premises and equipment in 1997 included approximately $900,000 in connection with a new branch office built in Wilmington, Ohio and $835,000 in the aggregate for two acquired branches, one in Okeana and the other in Waynesville, Ohio.

The Bank owns its branches with the exception of three. The Otterbein, Oxford, and South Lebanon branches are leased under multi-year operating leases. The aggregate lease expense for the three branches was $64,000 in 1998. The current Otterbein lease expires in July 2005, the Oxford lease expires in May 2000, and the South Lebanon lease expires in July 2001. The Otterbein and South Lebanon leases include renewal options. The Bank is evaluating future alternative sites to relocate its branch within the Oxford community.

Purchased Intangible. In connection with the branch acquisitions in 1997, the Bank recorded an intangible for approximately $6 million. This represents the excess of the purchase price over the fair value of tangible assets acquired less deposit liabilities assumed. The intangible asset is being amortized using the
straight-line method over 10 years.   At December 31, 1998 and
1997, the intangible which is included in "other assets" in the Bank's balance sheet was $5.3 million and $5.9 million, respectively. The Bank periodically reviews intangible assets for possible impairment. The review is principally to determine if a significant event may have occurred that could detrimentally affect operation of the acquired branches and the value of the related intangible.

Allowance for Loan Losses. The allowance for loan losses is $2.0 million or .75% of total loans at December 31, 1998, compared to $2.2 million or .81% of total loans at year end 1997. The following table summarizes the activity in the allowance account for the past three years ($000s):


                                               1998          1997        1996

Balance- Beginning of year                    $2,200,000   2,000,000   1,800,000
Loans charged off:
      Commercial and industrial                  227,000           -       2,906
      Commercial, secured by real estate               -           -           -
      Residential real estate                      3,000           -           -
      Consumer, excluding credit card            153,000      93,000     100,000
      Agricultural                                     -           -           -
      Credit card                                 36,000      29,000      17,000
      Other                                            -           -           -
                                             ------------ ----------   ---------
Total Loans charged off                          419,000     122,000     119,906
                                                 -------     -------     -------
Recoveries:
      Commercial and industrial                        -           -           -
      Commercial, secured by real estate               -           -           -
      Residential real estate                          -           -           -
      Consumer, excluding credit card             26,000      25,000      29,000
      Agricultural                                     -           -           -
      Credit card                                  2,000       6,000           -
      Other                                            -           -           -
                                             -----------  ----------    --------
Total Recoveries                                  28,000      31,000      29,000
                                                  ------      ------      ------
Net charge-offs                                  391,000      91,000      90,906

Provision charged to operations                  191,000     291,000     288,000
                                                 -------     -------     -------
Balance - End of year                         $2,000,000   2,200,000   2,000,000
                                               =========   =========   =========


The $419,000 of charge-offs in 1998 includes one commercial loan for $227,000. The Bank had no loans on nonaccrual status at the end of 1998, 1997 or 1996. At December 31, 1998, 1997, and 1996,
loans 90 days or more past due and still accruing interest were $374,000, $108,000, and $182,000, respectively. The Bank had no real estate acquired through or in lieu of foreclosure at December 31, 1998 or 1997.

In addition to historic charge-off percentages, to determine an adequate allowance for loan losses at December 31, 1998, the Bank took into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. The commercial credit that in 1998 had $227,000 charged-off had a total balance outstanding at December 31, 1997, of $455,000. The $228,000 difference between the total loan and the portion charged-off, was collected in 1998. This loan had been identified at December 31, 1997, as representing unique credit risks based on the nature of the related company's operations, the inventory that partially collateralized the loan, and the significance of the loan balance outstanding. The loan portfolio at December 31, 1998, does not include a commercial loan that presently reflects a comparable level of credit risk. The Bank also considered loans past due 90 days or more at December 31, 1998, compared to a year ago. Of the $374,000 in principal at December 31, 1998, $255,000 was adequately secured by real estate. The remaining principal balance of loans past due 90 days or more at December 31, 1998, was not significant.

Liquidity. Liquidity is the ability to have funds available at all times to meet the commitments of the Bank. Asset liquidity is provided by cash and assets which are readily marketable or pledgeable or which will mature in the near future. Liquid assets include cash and deposits in banks, federal funds sold and securities available for sale. Liquidity is also provided by access to core funding sources, primarily core depositors in the bank's trade area. The Bank does not solicit brokered deposits as a funding source. The liquidity of the Bank is enhanced by the fact that 87% of total deposits at December 31, 1998 were "core" deposits. Core deposits, for this purpose, are defined as total deposits less public funds and certificates of deposit greater than $100,000.

At December 31, 1998, the Bank's liquid assets amounted to $143.7 million or 33% of total gross assets, up from $92.2 million or 22% at December31, 1997. Secondary sources of liquidity include the Bank's ability to sell loan participations and purchase federal funds. Management closely monitors the level of liquid assets available to meet ongoing funding needs. It is management's intent to maintain adequate liquidity so that sufficient funds are readily available at a reasonable cost. Loans to deposits were 69% and 72%, at December 31, 1998, and 1997, respectively. The Bank experienced no liquidity or operational problems as a result of the current liquidity levels.

Capital Resources. As of December 31, 1998, the Bank had no material commitments for capital expenditures. Commitments to extend credit at December 31, 1998, amounted to $54.4 million and are more fully described in Note 9 to the Bank's Financial Statements. Since many of the commitments to lend may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Scheduled repayments of existing loans and maturities of investment securities are expected to provide the necessary funds.

The Bank is required by banking regulators to meet certain minimum levels of capital adequacy. These are expressed in the form of certain ratios. Capital is separated into Tier I capital (essentially shareholders' equity less goodwill and other intangibles) and Tier II capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in the Bank's assets, provide for weighting assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier I capital to risk-weighted assets must be at least 4.0% and the ratio of Total capital (Tier1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%.The capital leverage ratio supplements the risk-based capital guidelines. Banks are required to maintain a minimum ratio of Tier 1capital to adjusted quarterly average total assets of 3.0%. A summary of the regulatory capital of the Bank at December 31 follows ($000's):



                                          1998      1997

Regulatory Capital:
  Shareholders' equity                  $ 42,199    38,656
  Goodwill and other intangibles          (5,321)   (5,932)
  Net unrealized securities gains           (646)      (86)
                                         -------    -------
      Tier 1 risk-based capital           36,232    32,638
  Eligible allowance for loan losses       2,000     2,200
                                         -------    -------
      Total risk-based capital          $ 38,232    34,838
                                         =======    =======

Capital Ratios:
   Total risk-based                         15.1%     15.7%
   Tier 1 risk-based                        14.3%     14.8%
   Tier 1 leverage                           8.6%      7.9%



The FDIC, the insurer of deposits in financial institutions, has adopted a risk-based insurance premium system based in part on an institution's capital adequacy. Under this system, a depository institution is required to pay successively higher premiums depending on its capital levels and its supervisory rating by its primary regulator. It is management's intention to maintain sufficient capital to permit the Bank to maintain a "well capitalized" designation (the FDIC's highest rating).

Year 2000 Compliance

The Year 2000 problem exists because many computer operating systems and programs utilize two digits rather than four digits to define years for computer calculations. After December 31, 1999, any computer recognizing a two digit date may incur system failure or miscalculate date sensitive information. This is a particular problem for financial institutions, since many financial transactions, such as interest accruals and payments, are date sensitive. It may also affect the operations of third parties with whom the Bank does business, including vendors, suppliers, utility companies and customers.

LCNB has been addressing these challenges since April, 1997 when a Year 2000 Coordinator was appointed and a management team began taking action to become Y2K compliant. The Bank adopted the FFIEC's five-step approach of Awareness, Assessment, Renovation, Validation and Implementation as its guidelines to verify compliance.

At December 31, 1998, the Bank had completed the first three phases. The fourth phase, validation, consists of actual testing of all sensitive systems to critical dates published by the FFIEC. There are fourteen dates which could cause potential system problems, ranging from 4/9/1999 to 12/31/2001. At December 31, 1998, testing of four of the fourteen dates was complete with no detected errors. The remaining ten dates are less critical and testing of those is estimated to be complete by February 28, 1999. The implementation phase, which will require certification or non-certification of systems after testing, includes adoption of contingency plans on any non-certified systems. Based on positive results obtained thus far, it is anticipated that all systems will be certified Year 2000 compliant. It is estimated this final phase will be complete March 31, 1999.

The Bank is addressing the readiness of its vendors, major customers and other third parties that do business with the Bank. All business customers with loans greater than $100,000 were contacted regarding Year 2000 compliance. All municipalities for which the Bank holds more than $100,000 in bonds will be contacted and reviewed for Year 2000 compliance by March 31,1999. All loan customers have been reviewed with satisfactory results and all new loans will be checked for compliance before approved. All non-information technology systems were examined and none were found to be date sensitive, and therefore are compliant.

All system applications that were not Year 2000 compliant have been upgraded or replaced by new systems. The hardware and software costs incurred in 1998 for the purpose of becoming compliant was $68,000. There are no material system costs remaining to be incurred in 1999. The costs of new systems have been, or will be, recorded as an asset and depreciated over the appropriate lives.
The execution of the Banks plan to become Y2K compliant was performed entirely in-house. These internal costs were not tracked, however the majority of time spent by bank employees on Y2K issues is limited to the data processing and auditing departments.

Based on the Bank's significant investment in time and resources to prepare for the Y2K issues, and the highly regulated nature of the business, management anticipates the Bank can avoid any major detrimental effects. The worst case scenario is believed to stem from the potential of environmental Y2K failures, such as power or telecommunications, which are generally out of the Bank's control. Any operational disruptions caused by internal system failures can be backed up by the off-site processor according to the Bank's Disaster Recovery Plan.


Quantitative and Qualitative Disclosures About Market Risk

Market risk for Lebanon Citizens is primarily interest rate risk. Lebanon Citizens attempts to mitigate this risk through asset/liability management strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates. Lebanon Citizens does not use derivatives such as interest rate swaps, caps or floors to hedge this risk. Lebanon Citizens has not entered into any market risk instruments for trading purposes. Lebanon Citizens' Asset and Liability Management Committee ("ALCO") primarily uses Interest Rate Sensitivity Gap Analysis, also known as repricing mismatch analysis, for measuring and managing interest rate risk.

Interest Rate Sensitivity Gap Analysis

A traditional gap analysis, provides a point-in-time measurement of the relationship between the amounts of interest rate sensitive assets and liabilities in a given time period. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If liabilities mature or reprice more quickly or to a greater extent than assets, net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest
rates. Conversely, if   liabilities mature or reprice more slowly or
to a lesser extent than assets, net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. ALCO strives to maintain a range for the relationship of rate sensitive assets to rate sensitive liabilities for gap analysis purposes of from 75 to 125 percent for the one-year and two- to four-year periods.

Table 2 reflects Lebanon Citizens' gap analysis at December 31, 1998. The amounts reported in the table are the principal cash flows of rate sensitive assets and liabilities by expected maturity or repricing timeframe. Also presented is the related weighted average interest rate. Fixed rate real estate mortgage loans and mortgage-backed securities are allocated to the various maturity / repricing periods based on contractual maturities adjusted for expected prepayments under the current market interest rate environment. Deposit liabilities without contractual maturities such as NOW and savings accounts are allocated to the various repricing periods based on an analysis of forecasted account run-off that takes into consideration the relatively stable nature of these core deposits. The gap analysis indicates that Lebanon Citizens' earnings are sensitive to the repricing of liabilities in the first year, sensitive to repricing of assets in the second through the fourth year, and liability sensitive thereafter. The aggregate ratio of rate sensitive assets to rate sensitive liabilities is 221.55% for years two through four. With the current relatively low market interest rate environment, management believes the ratio for this four year time frame does not expose Lebanon Citizens' net interest income to significant risk.





TABLE 2  -  Interest Rate Sensitivity Analysis
            At December 31, 1998 (in thousands)

                                             Expected Maturity / Repricing

                                    1999       2000         2001      2002     2003      Thereafter
- ASSETS -
Loans: (1)
 Fixed rate                      $ 48,981   $31,294     $24,173    $17,396  $11,957  $ 57,032
   Average interest rate             8.87 %    8.50 %      8.39 %     8.15 %   7.86 %    6.98 %
 Variable rate                     39,581     6,737      16,326      2,717    3,881     6,795
   Average interest rate             8.27 %    7.67 %      7.71 %     7.79 %   7.43 %    7.84 %
Securities available for sale(2)   40,757    21,652      20,500      9,739    3,877    25,536
   Average interest rate (3)         6.05 %    6.03 %      6.05 %     6.26 %   6.75 %    6.84 %
Federal funds sold                  3,800         -           -          -        -         -
   Average interest rate             5.74 %
Interest-bearing deposits in banks      -     5,492           -          -        -         -
   Average interest rate                       5.12 %
                                    -----    --------    --------   -------  ------   -------
 Total earning assets (4)         133,118    65,175      60,999     29,852   19,715    89,363
   Average interest rate             7.74 %    7.31 %      7.42 %     7.50 %   7.56 %    7.00 %

- LIABILITIES-
NOW and money fund                 14,597     4,959       4,959      4,959    4,959    44,421
   Average interest rate             2.08 %    2.73 %      2.73 %     2.73 %   2.73 %    2.35 %
Savings                            16,533     1,981       1,981      1,981    1,981    50,526
   Average interest rate             2.85 %    2.85 %      2.85 %     2.85 %   2.85 %    2.85 %

IRA's:
 Fixed rate                         7,860     4,913       1,367      1,392      977     1,782
   Average interest rate             5.51 %    6.04 %      5.73 %     5.92 %   5.78 %    6.72 %
Variable rate                      11,597         -           -          -        -         -
   Average interest rate             4.80 %
CD's over $100,000                 29,276     5,810       1,452        407      100       208
   Average interest rate             4.83 %    5.51 %      5.44 %     5.85 %   5.35 %    5.44 %
CD's under $100,000                80,011    25,542       5,135      3,567      904       936
   Average interest rate             4.98 %    5.42 %      5.31 %     5.94 %   5.61 %    5.76 %
                                   --------  --------    --------    -------  -------    ------
Total interest bearing
   liabilities                    159,873    43,204      14,893     12,305    8,920    97,873
                                     4.48 %    5.08 %      4.18 %     4.14 %   3.41 %    2.73 %
                                  ---------  ---------   ---------   -------  -------  --------
Period gap                       $(26,755)  $21,971     $46,106    $17,547  $10,795   $(8,510)
                                  ========= ==========   ========= ======== ========= =========
Cumulative gap                   $(26,755)  $(4,784)    $41,322    $58,869  $69,664   $61,154

Ratio of rate sensitive
  assets to
  rate sensitive liabilities:
    First twelve months     83.26%
    Years two through four 221.55%
    Thereafter              91.30%

(1) Excludes adjustments for deferred net origination costs and allowance for loan losses.
(2) At amortized cost.
(3) Rates for tax-exempt securities are adjusted to a taxable equivalent rate.


Net Interest Income Simulation Modeling

The Bank also uses a net interest income simulation model to estimate near-term (next 12 months) risk due to changes in interest rates. The model, which is updated quarterly, incorporates substantially all the Bank's assets and liabilities and off-balance sheet instruments, together with forecasted changes in the balance sheet and assumptions that reflect the current interest rate environment. Balance sheet changes are based on expected prepayments of loans and securities and forecasted loan and deposit growth. ALCO uses the model to simulate the effect of immediate and sustained increases and decreases in market interest rates of 200 bps. At December 31, 1998, forecasted net interest income for the next 12 months would decrease X.XX% from an immediate 200 basis point upward parallel shift in rates and increase X.XX% from a downward shift of similar magnitude.

Supervision and Regulation

Lebanon Citizens, as a national banking association, as defined under the National Bank Act, 12 U.S.C. 21 (the "Bank Act") is regulated primarily by the Comptroller of the Currency, and is also subject to various other federal and state laws. The Interim Bank will also be regulated by the Comptroller of the Currency and subject to other federal and state laws and regulations to the same extent as Lebanon Citizens, and also to regulation as a subsidiary of a registered bank holding company.

The Bank Act permits a national banking association or a state bank to merge into a national banking association located within the same state, with the approval of the Comptroller of the Currency. The transaction must be approved by a majority of the board of directors of each association or state bank, be ratified and confirmed by the affirmative vote of the shareholders of each association or state bank owning at least two thirds of its capital stock outstanding, or by such greater proportion in the case of a state bank as the state where it is organized so require, at a meeting of the shareholders. Under the Bank Act, any shareholder who votes against the merger or who, prior to such meeting, notifies the presiding officer in writing, may receive the value of the shares held by him or her when the merger is approved by the Comptroller, when a written request is made to the merging bank at any time before thirty days after the consummation of the merger.

A national bank also may engage in an merger under the Bank Act with an out-of-state bank if it fulfills the requirements of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, 12 U.S.C. 1831(u) (the "Riegle-Neal Act"). The Riegle-Neal Act permits interstate branch banking and mergers, so long as none of the home states of the concerned banks has enacted a law after the date of enactment of the Riegle-Neal Act, September 24, 1994 and before June 1, 1997 that expressly prohibits merger transactions involving out-of-state banks. Ohio no longer has such prohibitive bank merger
laws, nor do its neighboring states of Indiana and Kentucky.   LCNB
Corp., however, has no current plans to acquire additional banks either within or outside of Ohio.


           MANAGEMENT OF LEBANON CITIZENS AND LCNB CORP.

Directors and Executive Officers

The reorganization of Lebanon Citizens into a holding company structure is simply a change in the legal structure of the present business of Lebanon Citizens and is not meant to cause a change in any of the present management or business policies of Lebanon Citizens. Lebanon Citizens will continue to serve all of its shareholders, depositors and other customers as it has in the past.

LCNB Corp. has the same Directors as Lebanon Citizens. However, the Board of Directors of LCNB Corp. is divided into three classes of Directors with overlapping terms. Class I will serve an initial one-year term, Class II, a two-year term and Class III, a three-year term. Commencing with the first annual meeting of the shareholders of LCNB Corp., each Class whose members are to be elected will thereafter be elected to serve a three-year term. The Directors and Officers of LCNB Corp. are:

                            DIRECTORS

CLASS I               CLASS II               CLASS III

Stephen P. Wilson   Marvin Young            George L. Leasure
M. Russell Horn     Kathleen Porter Stolle  William H. Kaufman
Sam Kaufman         Corwin Nixon            James Miller
                                            Howard Wilson

In addition, the Regulations of LCNB Corp. and of the Interim Bank will provide that directors must qualify for their position by meeting certain age requirements. No person may stand for election as a director of LCNB Corp. or of the Interim Bank who has passed his or her 75th birthday. This age limitation will not apply to the individuals who currently serve as Directors of LCNB Corp. or of the Interim Bank.


                         EXECUTIVE OFFICERS

               Chairman/President:  Stephen P. Wilson

            Senior Vice President:  D.J. Benjamin Jackson

         Vice President/Trust Officer:  Bernard H. Wright, Jr.

       Vice President/Chief Financial Officer:  Steve P. Foster

              Vice President/Cashier:  Donald E. Williams

The following table sets forth information as to each person who currently serves as a Director or executive officer of Lebanon Citizens and who also will serve as a Director of LCNB Corp. following the merger, and as to all such Directors and executive officers as a group, as well as the number of shares of Lebanon Citizens beneficially owned by each as of December 31, 1998. The number of shares listed for each person includes shares held in the name of spouses, minor children, certain relatives, trusts or estates whose share ownership under the beneficial ownership rules of the Securities and Exchange Commission, is to be aggregated with that of the Director or officer whose stock ownership is shown. Following the merger, all percentage amounts as to LCNB Corp. ownership will remain unchanged from percentage amounts as to Lebanon Citizens ownership.




[THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK.]




                                                                                        Shares of Common Stock of
                                                                                        Lebanon Citizens Beneficially
                                                                                        Owned on December 31, 1998

Name and Principal
Occupation During                 Position With    Director Position With
Past Five Years                   Lebanon Citizens Since    Holding Company        Age         Number         Percent of Class
M. Russell Horn, Retired            Director       12-27-71 Director               81           4,300(1)       2.44%

Sam Kaufman(2), Retired retailer    Director       07-23-55 Director               93           1,330(3)       0.76%

William H. Kaufman(2),              Director       09-27-82 Director               55           1,671(4)       0.95%
Attorney at Law; former Municipal
Court Judge

George L. Leasure, President of     Director       05-09-94 Director               66             573(5)       0.33%
Ghent Manufacturing, Inc.

James B. Miller, Manager,           Director       03-03-80 Director               72           2,434(6)       1.38%
President and Director of
Greenwood Farms; CEO, Director
of Mound Steel Corp.

Corwin M. Nixon, Manager of Miami   Director       05-26-67 Director               85           1,279          0.73%
 Valley Trotting Club and Lebanon
 Trotting Club; farm owner

Kathleen Porter Stolle, Attorney    Director       05-31-94 Director               51           1,297(7)       0.74%
 at Law, former County Court Judge,
 former secretary/treasurer of
  Interscope Manufacturing, Inc.

Howard E. Wilson(8), Retired        Director       08-31-68 Director               71           6,000(9)       3.41%
Chairman and CEO of the Bank

Stephen P. Wilson(8), President,   President,      09-27-82 President              48           1,470(10)      0.84%
 CEO and Chairman of the Board of  CEO, Chairman            CEO,Chairman
 the Bank                          of the Board             of the Board

Marvin E. Young, Attorney at Law   Director       12-02-58  Director               83           4,900(11)      2.78%

All directors and executive        ---            ---       ---                                25,254         14.35%
officers as a group (10 persons)

1 Includes 2,150 shares owned by Mr. Horn's spouse. All shares are held in revocable grantor trusts.
2  Sam Kaufman is the uncle of William H. Kaufman.
3 All shares are held jointly with Mr. Kaufman's spouse in a revocable trust.
4 Includes 700 shares held in trust, 420 shares held jointly with Mr. Kaufman's spouse, 115 shares owned by Mr. Kaufman's spouse, 40 shares owned by Mr. Kaufman's daughter and 38 shares held in trust for Mr. Kaufman's daughter.
5 Includes 493 shares held jointly with Mr. Leasure's spouse and 40 shares owned by Mr. Leasure's spouse.
6  Includes 858 shares owned by Mr. Miller's spouse.
7  Includes 760 shares held in an irrevocable trust of which Mrs.
Stolle is one of several beneficiaries.
8 Howard E. Wilson is the father of Stephen P. Wilson.
9 Includes 2,990 shares held in a revocable grantor trust and 2,990 shares owned by Mr. Howard Wilson's spouse and also held in a revocable grantor trust.
10 Includes 1,270 shares held jointly with Mr. Stephen Wilson's spouse. 11 Includes 2,450 shares owned by Mr. Young's spouse. All shares are held in revocable grantor trusts.


All persons referred to above as currently being directors or officers of Lebanon Citizens will continue to hold similar positions with the resulting bank after the merger is effective.

Executive Compensation

Two executive officers of Lebanon Citizens had aggregate cash compensation for the year ended December 31, 1998 in excess of $100,000, including any cash bonuses. The following table sets forth information concerning the compensation of the Chief Executive Officer and Senior Vice President:




                                    Annual Compensation             Long Term
                                                                   Compensation

                                                                  Securities
                                                                  Underlying Restricted
                                    Fiscal                        Options    Stock      Other Annual
Name        Principal Position      Year     Salary     Bonus(1)  Granted    Awards     Compensation
Stephen P.  CEO, President,         1998     $150,000 $47,475     n/a         n/a        11,873
Wilson      Chairman of the Board   1997      145,000  49,500     n/a         n/a         9,867
                                    1996      140,000  22,275     n/a         n/a         9,302

D.J.        Senior Vice President   1998       90,000  13,175     n/a         n/a         5,523
Benjamin                            1997       85,000  14,175     n/a         n/a         3,600
Jackson                             1996       81,000  12,705     n/a         n/a         3,508

(1)  Mr. Wilson's and Mr. Jackson's 1997 bonuses were paid in
1998, their 1996 bonuses were paid in 1997 and their 1995 bonuses were paid in 1996. The 1998 bonuses will be paid in 1999.


The aggregate cash compensation paid to all executive officers of Lebanon Citizens (5 persons) during the year ended December 31, 1998 was $582,317, which includes amounts paid in employee benefits on behalf of each employee.

The Board of Directors of Lebanon Citizens meets weekly for a total of 52 meetings per year. Members of the Board of Directors hold 59 committee meetings. Directors receive approximately $1,155.00 per month for service on the Board of Directors. Lebanon Citizens does not pay premiums for health and life insurance for directors with the exception of two directors who continue to receive health and life insurance as the result of the grandfathering of policies from a previous Lebanon Citizens board of directors.

Including Board meetings and Committee meetings, which all Directors attend, the Board of Directors met approximately fifty-two (52) times during the fiscal year ended December 31, 1998. Each incumbent Director attended at least 53.8% of the total number of Board meetings and over half of the Directors attended over 92.3% of the total number of meetings.

It is anticipated that LCNB Corp. will also compensate its directors for attendance at LCNB Corp. Board meetings. The decision as to whether and how much to give LCNB Corp. directors will be determined after the completion of the holding company conversion.

                      CERTAIN BENEFICIAL OWNERS

Under Rule 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. There are no shareholders (or group as that term is used in Rule 13d-3) deemed to be beneficial owners of 5% or more of the common stock of Lebanon Citizens as of December 31, 1998.

                   COMMON STOCK MARKET INFORMATION

There is currently no established public trading market for Lebanon Citizens common stock. It is anticipated that shareholder liquidity will be increased by the conversion of Lebanon Citizens into a holding company structure, and, although there are no assurances that LCNB Corp. will be able to do so, management of LCNB Corp. expects to take steps in the future to enhance its shareholders' ability to trade LCNB Corp. common stock.

During 1998, trade prices for shares of stock in Lebanon Citizens, reported through registered securities dealers are set forth below. Because the bank is not public, the stock of Lebanon Citizens often trades without the bank having knowledge of the trade. The bank knows that there were trades in its stock during 1998 of which it was not aware. The trades that it is aware of from the market makers in the Bank's stock are those outlined. The prices given are interdealer without retail markups, markdown or commissions.

                                       High          Low
First Quarter                          $430          $315
Second Quarter                          430           390
Third Quarter                           530           425
Fourth Quarter                          530           505

The Lebanon Citizens common stock was held of record by approximately 564 persons as of December 31, 1998. Immediately following consummation of the merger, LCNB Corp. will have the same number of shareholders as Lebanon Citizens had immediately prior to the merger except to the extent any shareholders elect to exercise dissenters' rights due to the conversion. Assuming there are no dissenting shareholders, the number of outstanding shares of LCNB Corp. will be exactly ten (10) times the number of shares as that of Lebanon Citizens, or 1,760,000, and each shareholder's percentage ownership interest in LCNB Corp. after the merger will be identical to his or her percentage ownership interest in Lebanon Citizens prior to the merger.

During the fiscal years ended December 31, 1996, 1997 and 1998,
Lebanon Citizens has paid dividends annually, as set forth in the following table:

                      Period Ended       Dividend Paid Per Share

                       1996                      $ 9.50
                       1997                      $12.00
                       1998                      $14.00


It is expected that LCNB Corp. will continue to pay dividends on a similar schedule, to the extent permitted by the business and other factors beyond management's control.

The LCNB Corp. may, in its sole discretion, issue unaudited quarterly or other interim reports to its shareholders as it deems appropriate. These reports, while they are required to be filed with the SEC by the LCNB Corp., may not be delivered to shareholders.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the ordinary course of conducting its banking business, Lebanon Citizens may engage in banking transactions with the employees, directors and managers of Lebanon Citizens which may include, but not be limited to, loans. As required by and in compliance with national banking law, all banking transactions with Lebanon Citizens employees, directors and managers are conducted on the same basis and terms as would be provided to any other customer of Lebanon Citizens.

Except where quantified below, no amounts of these related transactions exceeded $60,000 in calendar 1998. In addition, as required by national banking law, each of these transactions was made on terms similar to those that could have been negotiated with an unaffiliated their party.

During 1998, Lebanon Citizens paid John Mullins, the son-in-law of Mr. M. Russell Horn, $60,088 as gross compensation and reimbursement for repairs, maintenance and supplies for work on Lebanon Citizens property. Management believes that these services and supplies were obtained at prices and terms advantageous to Lebanon Citizens. In the future, Lebanon Citizens expects to obtain similar services from Mr. Mullins as needed.

Lebanon Citizens retained Mr. William H. Kaufman's law firm during 1998 for legal services for Lebanon Citizens in connection with various matters arising in the course of Lebanon Citizens' business. Lebanon Citizens contemplates using Mr. Kaufman's firm in the future on similar terms, as needed.

Mr. Howard Wilson retired as President of Lebanon Citizens in 1992. Prior to his retirement he entered into a contract with Lebanon
Citizens deferring portions of his compensation until after retirement. During 1998, he received payments under the terms of the agreement.

Lebanon Citizens retained Mr. Marvin E. Young's law firm during 1998 for legal services for Lebanon Citizens in connection with various matters arising in the course of Lebanon Citizens' business.
Lebanon Citizens contemplates using Mr. Young's firm in the future on similar terms, as needed.

In connection with the extension of credit to Lebanon Citizens' customers, customers are charged for various documents, mortgages, etc. Lebanon Citizens requires customers to use the legal services of Kaufman & Florence, a firm in which Mr. William H. Kaufman is a partner, or Young & Hubbell, a firm in which Mr. Young is a partner, for these matters.

                          LEGAL MATTERS

Certain legal matters will be passed upon for LCNB Corp. by Dinsmore & Shohl, its special counsel, 1900 Chemed Center, 255 East Fifth
Street, Cincinnati, Ohio 45202.

                         OTHER BUSINESS

It is not anticipated that any other business will arise during the Annual Meeting as the management of Lebanon Citizens has no other business to present and does not know that any other person will present any other business. However, if any other business should be presented at the meeting, the persons named in the enclosed proxy intend to take such action as will be in harmony with the policies of the management of Lebanon Citizens.

                                By Order of The Board of Directors


Dated: _______________, 1999    Stephen P. Wilson
                                President

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE
COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, FOR WHICH A RETURN ENVELOPE IS PROVIDED.

               INDEX TO FINANCIAL STATEMENTS




                                                     PAGE

INDEPENDENT AUDITORS REPORT                            1


FINANCIAL STATEMENTS

Balance Sheets                                         2

Statements of Income                                   3

Statements of Changes in Shareholders' Equity          4

Statements of Cash Flows                               5

Notes to Financial Statements                       6-18

           REPORT OF J.D. CLOUD & CO. L.L.P. INDEPENDENT AUDITORS




To the Shareholders
Lebanon Citizens National Bank
Lebanon, Ohio

We have audited the accompanying balance sheets of the Lebanon Citizens National Bank as of December 31, 1998 and 1997, and the related statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Lebanon Citizens' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lebanon Citizens National Bank as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.






/s/ J.D. CLOUD & CO. L.L.P.

Certified Public Accountants


Cincinnati, Ohio
January 13, 1999


                       LEBANON CITIZENS NATIONAL BANK

                            BALANCE SHEETS

At December 31  ($000's)
                                                       1998           1997
ASSETS:
   Cash and due from banks                        $   16,907         12,961
   Federal funds sold                                  3,800         17,400
                                                   ---------        -------
       Total cash and cash equivalents                20,707         30,361

   Interest-bearing deposits in banks                  5,492          4,000
   Federal Reserve Bank stock                            647            647
   Securities available for sale, at market value    123,040         30,092
   Securities held to maturity (market value
     $70,853 in 1997)                                      -         70,449
   Loans, net                                        265,057        268,294
   Premises and equipment, net                         8,102          7,616
   Accrued income receivable                           3,017          2,989
   Other assets                                        6,097          6,579
                                                    --------        -------
               TOTAL ASSETS                       $  432,159        421,027
                                                    ========        =======
LIABILITIES:
   Deposits -
      Demand                                      $   49,972         41,556
      NOW                                             54,910         45,879
      Money fund deposits                             23,942         26,660
      Savings                                         74,982         59,174
      IRA                                             29,888         30,899
      Certificates - $100,000 and over                37,252         35,931
      Other time certificates                        116,095        137,310
                                                    --------        -------
          Total deposits                             387,041        377,409
   Accrued interest and other liabilities              2,919          4,962
                                                    --------        -------
          TOTAL LIABILITIES                          389,960        382,371
                                                   ---------        -------
SHAREHOLDERS' EQUITY:
   Common stock, $60 par value, 176,000 shares
      authorized and outstanding                      10,560         10,560
   Surplus                                            11,000         11,000
   Retained earnings                                  19,993         17,010
   Accumulated other comprehensive income,
      net of taxes                                       646             86
                                                    --------        -------
         TOTAL SHAREHOLDERS' EQUITY                   42,199         38,656
                                                    --------        -------
               TOTAL LIABILITIES AND
                  SHAREHOLDERS' EQUITY            $  432,159        421,027
                                                    ========        =======

The accompanying notes to financial statements are an integral part of these statements.



                         LEBANON CITIZENS NATIONAL BANK
                              STATEMENTS OF INCOME


For the years ended December 31 ($000's, except per share amounts)


                                                       1998        1997         1996
INTEREST INCOME:
   Interest and fees on loans                         $ 23,047    21,385       19,322
   Interest on federal funds sold                          796       918        1,187
   Interest on deposits in banks                           289       239           39
   Interest on Federal Reserve Bank stock                   39        39           39
   Interest on investment securities -
         Taxable                                         4,612     4,354        4,521
         Non-taxable                                       816       842          890
                                                        ------    ------       ------
          TOTAL INTEREST INCOME                         29,599    27,777       25,998
                                                        ------    ------       ------

INTEREST EXPENSE:
  Interest on deposits -
      Money fund and NOW accounts                        1,706     1,616        1,473
      Savings                                            1,769     1,741        1,576
      IRA                                                1,737     1,680        1,560
      Certificates - $100,000 and over                   1,871     2,160        2,079
      Other time certificates                            6,949     7,101        6,514
                                                        ------    ------       ------
          Total interest on deposits                    14,032    14,298       13,202
   Interest on funds borrowed                               48        46           40
                                                        ------    ------       ------
          TOTAL INTEREST EXPENSE                        14,080    14,344       13,242
                                                        ------    ------       ------
          NET INTEREST INCOME                           15,519    13,433       12,756
PROVISION FOR LOAN LOSSES                                  191       291          288
                                                        ------    ------       ------
          NET INTEREST INCOME AFTER
            PROVISION FOR LOAN LOSSES                   15,328    13,142       12,468
                                                        ------    ------       ------
OTHER OPERATING INCOME:
   Trust income                                          1,082     1,118          805
   Service charges and fees                              2,007     1,673        1,684
   Securities gains                                        234         -            -
   Other operating income                                  132       183           84
                                                        ------    ------       ------
          TOTAL OTHER OPERATING INCOME                   3,455     2,974        2,573
                                                        ------    ------       ------
OPERATING EXPENSES:
   Salaries and wages                                    4,366     3,690        3,342
   Pension and other employee benefits                   1,007       944          816
   Equipment expenses                                      475       431          323
   Occupancy expense - net                                 867       690          574
   State franchise tax                                     578       535          485
   Marketing                                               423       317          323
   Intangible amortization                                 611       178            -
   Other operating expenses                              2,583     2,118        1,988
                                                        ------    ------       ------
          TOTAL OPERATING EXPENSES                      10,910     8,903        7,851
                                                        ------    ------       ------
          INCOME BEFORE INCOME TAXES                     7,873     7,213        7,190

PROVISION FOR INCOME TAXES                               2,426     2,178        2,195
                                                        ------    ------       ------
          NET INCOME                                  $  5,447     5,035        4,995
                                                        ======    ======       ======
Basic earnings per share                              $  30.95     28.61        28.38
                                                        ======    ======       ======
Weighted average shares outstanding (000's)                176       176          176
                                                        ======    ======       ======

The accompanying notes to financial statements are an integral part of these statements.


                                     LEBANON CITIZENS NATIONAL BANK
                              STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                  ($000's, except per share amount)


                                                                      Accumulated
                                                                      Other                        Total
                                    Common             Retained      Comprehensive  Comprehensive Shareholders'
                                    Shares   Surplus   Earnings         Income         Income        Equity
Balance, January 1, 1996          $10,560     11,000     10,764             -                      32,324

Net income                                                4,995                         4,995       4,995
                                                                                     =========
Cash dividends declared -
 $9.50 per share                                         (1,672)                                   (1,672)
                                  --------   --------   -------     -----------                    --------
Balance, December 31, 1996         10,560     11,000     14,087             -                      35,647

Net income                                                5,035                         5,035       5,035

Net unrealized gain on available-
   for-sale securities (net of
   taxes of $44)                                                           86              86          86
                                                                                      --------
Total comprehensive income                                                              5,121
                                                                                      ========
Cash dividends declared -
 $12.00 per share                                        (2,112)                                   (2,112)
                                  --------   --------    ------      -----------                   -------

Balance, December 31, 1997         10,560     11,000     17,010            86                      38,656

Net income                                                5,447                         5,447       5,447

Transition adjustment for the
   effect of a change in
   accounting principle                                                   473             473         473

Net unrealized gain on available-
   for-sale securities (net of
   taxes of $124)                                                         241             241         241

Reclassification adjustment for
   net realized gain on sale of
   available-for-sale securities
   included in net income (net
   of taxes of $80)                                                      (154)           (154)       (154)
                                                                                        ------
Total comprehensive income                                                              6,007
                                                                                        ======
Cash dividends declared -
 $14.00 per share                                        (2,464)                                   (2,464)
                                   ------     ------     ------         -----                      ------
Balance, December 31, 1998        $10,560     11,000     19,993           646                      42,199
                                   ======     ======     ======         =====                      ======


The accompanying notes to financial statements are an integral part of these statements.


                                   LEBANON CITIZENS NATIONAL BANK

                                     STATEMENTS OF CASH FLOWS


For the years ended December 31 ($000's)

                                                                   1998       1997        1996
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                 $  5,447     5,035      4,995
      Adjustments to reconcile net income to net cash
         provided by operating activities -
           Depreciation and amortization                            1,799     1,476        850
           Deferred loan origination fees                            (585)     (677)      (452)
           Provision for loan losses                                  191       291        288
           Provision for deferred taxes                               (51)      (62)       113
           Realized gains on securities available for sale           (234)        -          -
           Origination of mortgage loans for sale                 (11,600)     (280)      (127)
           Proceeds from sales of mortgage loans                   11,600       280        127
           (Increase) decrease in interest receivable                 (35)     (355)       229
           Increase (decrease) in interest payable                   (110)       13         60
           Increase (decrease) in other accrued expenses, net         227       (66)      (160)
                                                                   ------     ------     ------
               TOTAL ADJUSTMENTS                                    1,202       620        928
                                                                   ------     ------     ------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                 6,649     5,655      5,923
                                                                   ------     ------     ------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (increase) decrease in interest-bearing deposits in banks   (1,492)        -     (4,000)
   Proceeds from sales of securities available for sale             8,315         -          -
   Proceeds from maturities of securities available for sale       10,201     1,076          -
   Proceeds from maturities of securities held to maturity         32,010    32,666     52,268
   Purchases of securities available for sale                     (67,634)  (31,002)         -
   Purchases of securities held to maturity                        (4,474)  (12,642)   (34,551)
   Net decrease (increase) in loans                                 3,245   (22,096)   (34,364)
   Purchases of premises and equipment                             (1,363)   (1,932)    (1,506)

   Proceeds from certain asset sales                                  274         -        880
   Net change due to acquisition of branch offices                      -    32,757          -
                                                                 ---------   -------    -------
          NET CASH USED IN INVESTING ACTIVITIES                   (20,918)   (1,173)   (21,273)
                                                                 ---------   -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                              7,079    (1,861)    14,857
   Cash dividends paid                                             (2,464)   (2,112)    (1,672)
                                                                 ---------   -------    -------
          NET CASH PROVIDED BY (USED IN)
              FINANCING ACTIVITIES                                  4,615    (3,973)    13,185
                                                                 ---------   -------    -------
          NET CHANGE IN CASH AND CASH EQUIVALENTS                  (9,654)      509     (2,165)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                     30,361    29,852     32,017
                                                                 ---------   -------    -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                         $ 20,707    30,361     29,852
                                                                 ========== ========    =======
SUPPLEMENTAL CASH FLOW INFORMATION
CASH PAID DURING THE YEAR FOR:
   Interest                                                      $ 14,190    14,331     13,182
   Income taxes                                                     2,245     2,261      2,135
NON-CASH TRANSFER OF SECURITIES FROM HELD-TO-MATURITY
 TO AVAILABLE-FOR-SALE CLASSIFICATION                              42,768         -          -

The accompanying notes to financial statements are an integral part of these statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Lebanon Citizens National Bank provides full banking services, including trust services, to customers primarily in the southwestern Ohio area of Warren, Hamilton, Clermont, Clinton and Butler counties. The accounting and reporting policies of Lebanon Citizns conform with generally accepted accounting principles (GAAP) and with general practices within the banking industry. Presented below is a description of the significant accounting policies followed by Lebanon Citizens. Certain prior period amounts have been reclassified to conform to current year presentation.

USE OF ESTIMATES-
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES-
Debt securities which Lebanon Citizens has the intent and ability to hold to maturity are reported at amortized cost. Debt securities classified as available for sale and all equity securities are reported at fair value with unrealized holding gains and losses reported net of income taxes as Accumulated Other Comprehensive Income, a separate component of shareholders' equity. Amortization of premiums and accretion of discounts are recognized as adjustments to interest income using the level yield method. In 1998, Lebanon Citizens adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." To enable Lebanon Citizens in the future to designate a security as a hedged item in accordance with the provisions of SFAS No. 133, securities originally categorized as held-to-maturity were reclassified in 1998 as available-for-sale (see Recent Pronouncements and Accounting Changes). Realized gains or losses from the sale of securities are computed using the specific identification method. Federal Reserve Bank stock is restricted in marketability and value. It is reported at cost, which is its par value. Currently, Lebanon Citizens does not hold any derivatives or conduct hedging activities as defined by SFAS No. 133.

LOANS AND ALLOWANCE FOR LOAN LOSSES-
Loans are stated at the principal amount outstanding, net of unearned income, including deferred loan fees, and an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The accrual of interest on impaired loans is discontinued when there is a clear indication that the borrower's cash flow may not be sufficient to meet payments as they become due. Subsequent cash receipts on nonaccrual loans are recorded as a reduction of principal, and interest income is recorded once principal recovery is reasonably assured. The current year's accrued interest on loans placed on nonaccrual status is charged against earnings. Previous years' accrued interest is charged against the allowance for loan losses.


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Loan origination fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of loan yields. These amounts are being amortized over the lives of the related loans.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Loans are considered impaired when management believes, based on current information and events, it is probable that Lebanon Citizens will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured by the present value of expected future cash flows using the loan's effective interest rate. Impaired collateral-dependent loans may be measured based on collateral value. Smaller-balance homogenous loans, including residential mortgage and consumer installment loans, are collectively evaluated for impairment.

PREMISES AND EQUIPMENT-
Lebanon Citizens' premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on both the straight-line and accelerated methods over the estimated useful lives of the assets. Costs incurred for maintenance and repairs are expensed currently.

MARKETING EXPENSE-
Marketing costs are expensed as incurred.

EMPLOYEE BENEFITS-
Lebanon Citizens has a noncontributory pension plan covering full-time employees. The retirement plan cost is made up of several components that reflect different aspects of Lebanon Citizens' financial arrangements as well as the cost of benefits earned by employees. These components are determined using the projected unit credit actuarial cost method and are based on certain actuarial assumptions.

INCOME TAXES-
Certain income and expenses are recognized in different periods for financial reporting than for purposes of computing income taxes currently payable. Deferred taxes are provided on such temporary differences. These differences relate principally to the allowance for loan losses, loan origination fees, pension expense and depreciation.

STATEMENTS OF CASH FLOWS-
For purposes of reporting cash flows, cash equivalents include all highly liquid investments with original maturities of three months or less.


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

EARNINGS PER SHARE-
Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. The Company's capital structure includes no potential for dilution. There are no warrants, options or other arrangements that would increase the number of shares outstanding.

RECENT PRONOUNCEMENTS AND ACCOUNTING CHANGES-
Effective January 1, 1998, Lebanon Citizens adopted SFAS No. 130, "Reporting Comprehensive Income." The new rules establish standards for reporting comprehensive income and its components in financial statements. Comprehensive income consists of net income and other gains and losses affecting shareholders' equity that, under generally accepted accounting principles, are excluded from net income. For Lebanon Citizens, such items consist solely of unrealized gains and losses on investment securities available for sale. The adoption of SFAS No. 130 did not have an impact on the Lebanon Citizens' financial position or results of operations, but did affect the presentation of Lebanon Citizens' statement of changes in shareholders' equity and balance sheet.

SFAS No. 131, "Disclosures about Segments of an Enterprise and
Related Information" became effective in 1998. The nature of Lebanon Citizens' operations are such that there are no additional disclosure requirements under SFAS No. 131.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". In most instances the standard, once adopted, precludes any held-to-maturity security from being designated as a hedged item. Lebanon Citizens adopted SFAS No. 133 in the fourth quarter of 1998. To provide the flexibility in the future to designate securities as hedged items Lebanon Citizens recatagorized its held-to-maturity securities as available for sale. The amortized cost and related unrealized net gain of the transferred securities was $42,768,000 and $716,000, respectively, at the date of transfer. This change in accounting principle had no effect on reported net income. Comprehensive income increased $473,000 after income taxes of $243,000 allocated to this component of other comprehensive income.

NOTE 2 - ACQUISITION

On September 15, 1997, Lebanon Citizens purchased three Ohio branch offices of KeyBank N.A. located in Waynesville, Oxford and Okeana. The transaction was accounted for as a purchase and, accordingly, the results of operations of the acquired branches prior to September 15, 1997 are excluded from Lebanon Citizens' financial statements. All assets acquired and liabilities assumed were recorded at fair value. Lebanon Citizens received $33 million in cash, $10 million in loans, $1 million in premises and furnishings, and total deposits of $50 million. The intangible asset of $6 million, representing the excess of the cost of the acquisition over the face value of net tangible assets acquired, is being amortized
using the straight-line method over 10 years.   At December 31, 1998
and 1997, the intangible which

NOTE 2 - ACQUISITION (Continued)

is included in other assets in the balance sheets was $5.3 million and $5.9 million, respectively. Lebanon Citizens periodically reviews intangible assets for possible impairment.

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and estimated market value of investment securities at December 31 are summarized as follows ($000's):

                                                                 1998

                                             Amortized      Unrealized  Unrealized    Market
                                                Cost        Gains         Losses      Value
Securities available for sale:
  U.S. Treasury notes                        $ 28,152         239              -      28,391
  U.S. Agency notes                            23,134         156            100      23,190
  U.S. Agency mortgage-
   backed securities                           17,394          62             50      17,406
  Corporate notes                              24,318          91             33      24,376
  Municipal securities                         29,063         635             21      29,677
                                              -------        -----         -----      ------
                                             $122,061       1,183            204     123,040
                                              ========      ======         =====     =======


                                                                1997
                                             Amortized      Unrealized  Unrealized  Market
                                               Cost          Gains       Losses     Value
Securities available for sale:
  U.S. Treasury notes                    $ 1,005              15             -      1,020
  U.S. Agency notes                        8,038              38             -      8,076
  U.S. Agency mortgage-
   backed securities                       8,205              12            11      8,206
  Corporate notes                          8,074              14             8      8,080
  Municipal securities                     4,639              77             6      4,710
                                           -----             ----          ----    ------
                                         $29,961             156            25     30,092
                                          =======            ====          =====   =======

Securities held to maturity:
  U.S. Treasury notes                    $56,188             194            37     56,345
  Municipal securities                    14,261             249             2     14,508
                                          ------             ----          ----    -------
                                         $70,449             443            39     70,853
                                          ======             ====          ====    =======


Contractual maturities of debt securities at December 31, 1998, were as follows ($000's). Actual maturities may differ from contractual maturities when borrowers have the right to call or prepay obligations.

                                    Available for Sale
                               Amortized           Market
                                Cost                Value

Due within one year          $ 37,066            37,309
Due from one to five years     44,378            44,940
Due from five to ten years     20,010            20,136
Due after ten years             3,213             3,349
                              -------          ---------
                              104,667           105,634
U.S. Agency mortgage-
  backed securities            17,394            17,406
                              -------          --------
                             $122,061           123,040
                              =======          ========

Gross gains realized on sales of securities available for sale were $234,000 for 1998. There were no realized losses during 1998.
There were no sales of investment securities during 1997 or 1996. Investment securities with a carrying value of $45,186,000 and $35,805,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.


NOTE 4 - LOANS

Major classifications of loans at December 31 are as follows
($000's):
                                       1998        1997

Commercial and industrial           $ 20,640      13,905
Commercial, secured by real estate    53,907      51,088
Residential real estate              154,111     165,908
Consumer, excluding credit card       32,302      35,167
Agricultural                           2,370       1,645
Credit card                            2,574       2,461
Other                                    966         332
                                     -------     -------
                                     266,870     270,506
Deferred costs (fees), net               187         (12)
                                     -------     -------
                                     267,057     270,494
Allowance for loan losses             (2,000)     (2,200)
                                     -------     -------
        Loans-net                   $265,057     268,294
                                     =======     =======

NOTE 4 - LOANS (Continued)

Mortgage loans serviced for the Federal Home Loan Mortgage
Corporation are not included in the accompanying balance sheets.
The unpaid principal balances of those loans at December 31, 1998 and 1997 were $14,747,000 and $5,102,000, respectively.

Changes in the allowance for loan losses were as follows ($000's):

                                    1998     1997       1996

BALANCE-BEGINNING OF YEAR          $2,200    2,000     1,800
Provision for loan losses             191      291       288
Charge offs                          (418)   ( 122)    ( 117)
Recoveries                             27       31        29
                                    ------   ------    -------
BALANCE-END OF YEAR                $2,000    2,200     2,000
                                    ======   ======    =======

There were no nonaccrual loans at December 31, 1998 or 1997. Interest income that would have been recorded in 1998, 1997 and 1996 if nonaccrual loans had been current and in accordance with their original terms, was not material. At December 31, 1998 and 1997, the recorded investment in loans for which impairment has been recognized in accordance with FASB Statement No. 114 was not material. Lebanon Citizens is not committed to lend additional funds to debtors whose loans have been modified to provide a reduction or deferral of principal or interest because of a deterioration in the financial position of the borrower.


NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 are summarized as follows
($000's):

                                         1998       1997

   Land                                $ 1,550     1,655
   Buildings                             7,254     6,819
   Equipment                             6,473     6,090
                                        ------    ------
        Total                           15,277    14,564
     Less-Accumulated depreciation       7,175     6,948
                                        ------    ------
        Premises and Equipment-Net     $ 8,102     7,616
                                        ======    ======

Depreciation charged to income was $ 636,000 in 1998, $565,000 in 1997 and $396,000 in 1996.

NOTE 6 - DEPOSIT LIABILITIES

Contractual maturities of certificates of deposit at December 31, 1998 were as follows ($000's):

                           Certificates    All other
                           over 100,000   Certificates    Total
Year ending December 31
1999                       $28,767          80,761     109,528
2000                         6,032          25,324      31,356
2001                         1,847           4,591       6,438
2002                           406           3,886       4,292
2003                           100             950       1,050
Thereafter                     100             583         683
                           -------         -------     -------
                           $37,252         116,095     153,347
                           =======         =======     =======

NOTE 7 - EMPLOYEE BENEFITS

Lebanon Citizens' noncontributory defined benefit retirement plan covers all regular full-time employees. The benefits are based on years of service and the employee's highest average compensation during five consecutive years. Pension costs are funded based on the Plan's actuarial cost method and are limited to amounts currently deductible for federal income tax purposes.

The components of net periodic pension cost are summarized as follows ($000's):

                                       1998     1997       1996

Service cost                          $  279    232        223
Interest cost                            157    154        132
Expected return on Plan assets          (140)  (134)      (118)
Amortization of unrecognized transition
   obligation                             17     17         17
Recognized net actuarial loss             43     50         37
                                       -----   -----       ----
        Net periodic pension cost     $  356    319        291
                                       =====   =====       ====

NOTE 7 -EMPLOYEE BENEFITS (Continued)

A summary of the Plan's funded status and prepaid benefit cost, the latter included in Other Assets on Lebanon Citizens' balance sheets, at December 31 follows ($000's):
                                                           1998      1997
Change in projected benefit obligations
Projected benefit obligation at beginning of year       $  3,008    2,789
Service cost                                                 279      232
Interest cost                                                157      154
Actuarial losses (gains)                                     188      (66)
Benefits paid                                               (356)    (101)
                                                          ------    ------
Projected benefit obligation at end of year                3,276    3,008
                                                          ------    ------
Change in plan assets
Fair value of plan assets at beginning of year             2,646    2,214
Actual return on plan assets                                 111      132
Employer contribution                                        479      401
Benefits paid                                               (356)    (101)
Fair value of plan assets at end of year                   2,880    2,646
Funded status                                               (396)    (362)
Unrecognized net actuarial loss                            1,070      903
Unrecognized transition obligation                            61       78
                                                          ------    -----
Prepaid benefit cost                                     $   735      619
                                                          ======    =====


The Plan's assets are exclusively certificates of deposit with Lebanon Citizens. In determining the actuarial present value of the projected benefit obligation, the following assumptions were used:

                                                   1998    1997

Assumed discount rate                              5.50%   5.50%
Expected long-term rate of return on Plan assets   5.50%   5.50%
Rate of increase in future compensation levels     4.00%   4.00%

Lebanon Citizens has a benefit plan which permits eligible officers to defer a portion of their compensation. The deferred compensation, with accrued interest, is distributable in cash after retirement or termination of employment. The amount of such deferred compensation at December 31, 1998 and 1997, was $235,000 and $170,000, respectively. Lebanon Citizens also has a supplemental income plan which provides a covered employee a certain sum based on a percentage of average compensation, payable annually for ten years upon retirement. The projected benefit obligation included in other liabilities for this supplemental income plan at December 31, 1998 and 1997, is $51,000 and $32,000, respectively. The discount rate used to determine the present value of the obligation was 6.5% in 1998 and 1997. The service cost associated with this plan in each of the three years 1998, 1997 and 1996 was approximately $16,000. Interest costs were not material. Both of these plans are nonqualified and unfunded. Participation in each plan is limited to a select group of management.


NOTE 8 - INCOME TAXES

The provision for federal income taxes consists of ($000's):

                                     1998       1997    1996

Income taxes currently payable     $2,477      2,290    2,082
Deferred income taxes resulting
  from temporary differences-
  Provision for loan losses            68        (68)     (68)
  Loan origination fees-net           (73)       (35)     136
  Pension and deferred compensation    12        (14)      (1)
  Depreciation and amortization       (58)         5       46
                                    ------     -----     -----
      Total deferred income taxes     (51)      (112)     113
                                    ------     -----     -----
Provision for income taxes         $2,426      2,178    2,195
                                    ======     =====    ======

A reconciliation between the statutory income tax rate and Lebanon Citizens' effective tax rate follows:

                                     1998        1997     1996

Statutory tax rate                   34.0%       34.0     34.0
Increase (decrease) resulting from-
  Tax exempt interest                (2.9)       (3.4)    (3.6)
  Other-net                          ( .3)        (.4)      .1
                                     ----        -----    ----
Effective tax rate                   30.8%       30.2     30.5
                                     ====        =====    ====

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Lebanon Citizens has not recorded a valuation reserve related to deferred tax assets. Deferred tax assets and liabilities at December 31 consist of the following ($000's):

                                           1998        1997

Deferred tax assets:
 Allowance for loan losses                $ 522        590
 Amortization of intangibles                 83         14
                                           ----        ----
                                            605        604
                                           ----        ----
Deferred tax liabilities:
 Depreciation of premises and equipment    (144)      (133)
 Unrealized gains on securities available
  for sale                                 (333)      ( 44)
 Deferred loan fees                        (193)      (266)
 Pension and deferred compensation         (153)      (141)
                                           -----      -----
                                           (823)      (584)
                                           -----      -----
     Net deferred tax                     $(218)        20
                                           =====      =====

NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES

Lebanon Citizens is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. They involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position.

Lebanon Citizens had commitments to extend credit aggregating
$54,417,000 and $39,728,000 at December 31, 1998 and 1997,
respectively. Lebanon Citizens uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. No significant losses are anticipated as a result of these commitments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses.

Lebanon Citizens evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by Lebanon Citizens is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable; inventory; property, plant and equipment; residential realty; and income-producing commercial properties.

Lebanon Citizens is party to various claims and proceedings arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such proceedings and claims will not be material to the financial position of Lebanon Citizens.


NOTE 10 - RELATED PARTY TRANSACTIONS

Lebanon Citizens has entered into related party transactions with various directors and executive officers. Such transactions originate in the normal course of Lebanon Citizens' operations as a depository and lending institution. At December 31, 1998 and 1997, certain executive officers, directors and associates of such persons were indebted to Lebanon Citizens directly or as guarantors in the aggregate amount of $ 3,280,000 and $3,021,000, respectively.
During 1998, $632,000 in new loans were made; repayments totaled
$373,000.

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts and estimated fair values of financial instruments as of December 31, were as follows ($000's):

                                                 1998                           1997
                                        Carrying         Fair           Carrying       Fair
                                        Amount           Value          Amount         Value
FINANCIAL ASSETS:
  Cash and cash equivalents            $ 20,707          20,707          30,361         30,361
  Interest-bearing deposits in banks      5,492           5,492           4,000          4,000
  Securities available for sale         123,687         123,687          30,739         30,739
  Securities held to maturity                 -               -          70,449         70,853
  Loans, net                            265,057         264,439         268,294        265,114

FINANCIAL LIABILITIES:
  Deposits                             $387,041         388,176         377,409        377,476



The fair value of off-balance-sheet financial instruments at December 31, 1998 and 1997, was not material.

Fair values of financial instruments are based on various assumptions, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in actual transactions. In addition, because the required disclosures exclude certain financial instruments and all nonfinancial instruments, any aggregation of the fair value amounts presented would not represent the underlying value of Lebanon Citizens. The following methods and assumptions were used to estimate the fair value of certain financial instruments:

Cash and cash equivalents
The carrying amounts presented are deemed to approximate fair value.

Interest-bearing deposits in banks
Fair value is estimated for these certificates of deposit by discounting the future cash flows at current rates.



NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS  (Continued)

Investment Securities
Fair values are based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans
Fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits
The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.


NOTE 12 - REGULATORY MATTERS

The payment of dividends is subject to restriction by regulatory authorities. The restrictions generally limit dividends to the current and prior two years' retained net earnings. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines. Accordingly, future dividends may require the prior approval of the Comptroller of Currency.

The Federal Reserve Act requires depository institutions to maintain cash reserves with the Federal Reserve Bank. In 1998 and 1997,
Lebanon Citizens was required to maintain average reserve balances of $6,538,000 and $4,597,000, respectively.

Lebanon Citizens must meet certain minimum capital requirements set by federal banking agencies. For various regulatory purposes, institutions are classified into one of five categories based upon capital adequacy. The categories range from "well-capitalized" to "critically-undercapitalized." The "well-capitalized" category requires total risk-based capital of at least 10%, tier 1 risk-based capital of at least 6% and leverage capital of at least 5%. The minimum regulatory capital ratios are 8% for total risk-based, 4% for Tier 1 risk-based, and 3% for leverage. As of the most recent notification from its regulators, Lebanon Citizens was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. A summary of the regulatory capital of Lebanon Citizens at December 31 follows ($000's):


NOTE 12 - REGULATORY MATTERS (Continued)

                                          1998     1997
Regulatory Capital:
   Shareholders' equity                 $42,199   38,656
   Goodwill and other intangibles        (5,321)  (5,932)
   Net unrealized securities gains         (646)     (86)
                                         -------  ------
   Tier 1 risk-based capital             36,232   32,638

   Eligible allowance for loan losses     2,000    2,200
                                         ------   ------
     Total risk-based capital           $38,232   34,838
                                         ======   ======
Capital Ratios:
  Total risk-based                         15.1%    15.7%
  Tier 1 risk-based                        14.3%    14.8%
  Tier 1 leverage                           8.6%     7.9%


NOTE 13 - OTHER DEVELOPMENTS

On September 28, 1998, the Board of Directors adopted a plan of reorganization to form a one-bank holding company. Under the proposed plan, in the second quarter of 1999, each shareholder of Lebanon Citizens would receive ten common shares of the newly-formed holding company in exchange for one common share of Lebanon Citizens. The shareholders of Lebanon Citizens would retain the same percentage ownership of the holding company as each shareholder held of Lebanon Citizens' shares prior to the reorganization. Thereafter, Lebanon Citizens would be a wholly-owned subsidiary of the holding company. The plan is subject to approval by Lebanon Citizens' shareholders and federal regulatory authorities.

                         APPENDIX A TO PROXY STATEMENT

                          PLAN AND AGREEMENT OF MERGER

This Plan and Agreement of Merger, dated as of __________, 1999, is hereby entered into by and between Lebanon Citizens National Bank, Lebanon, Ohio, a national banking association organized and existing under the laws of the United States, whose address is 2 North Broadway, Lebanon, Ohio, 45036 (the "Lebanon Citizens"), and LCNB Corp., a corporation formed under the General Corporation Law of the State of Ohio ("LCNB Corp."). In addition, as soon as reasonably and legally possible LCNB Corp. will form as a wholly-owned subsidiary, a new national banking association organized and existing under the laws of the United States ("Interim Bank") under the name The LC Interim National Bank, which will upon such formation become a party to this Agreement and to the Agreement of Merger attached hereto and made a part hereof as Exhibit A. All obligations of the Interim Bank will, until properly assumed by it by its execution of this Agreement, be made and assumed on its behalf by LCNB Corp. Lebanon Citizens, LCNB Corp. and the Interim Bank are herein sometimes referred to collectively as the "Parties", and individually as a "Party".

                              W I T N E S S E T H:

WHEREAS, LCNB Corp. will, upon the formation of the Interim Bank be the owner of all the outstanding shares of the capital stock of the Interim Bank;

WHEREAS, the Parties desire and contemplate that on the Closing Date (as hereinafter defined) Lebanon Citizens shall merge with and into the Interim Bank, with the Interim Bank as the corporation surviving, pursuant to the Agreement of Merger attached hereto and made a part hereof as Exhibit A (the "Agreement of Merger" or "Merger Agreement"), and thereupon the Interim Bank, as successor to Lebanon Citizens shall commence business as a bank under the name Lebanon Citizens National Bank in Warren County, Ohio;

WHEREAS, upon the consummation of the merger contemplated by the Agreement of Merger (the "Merger") the shares of the outstanding common stock, par value $60 per share, of Lebanon Citizens (other than those held by dissenting shareholders) ("Lebanon Citizens common stock") shall be converted into newly issued shares of the common stock without par value of LCNB Corp. at the rate of ten (10) shares of the common stock of LCNB Corp. for each share of Lebanon Citizens common stock issued and outstanding on the effective date of the Merger, and immediately after the Closing Date, LCNB Corp. will own all of the outstanding shares of the Interim Bank, and the former shareholders of Lebanon Citizens will own all of the outstanding shares of common stock of LCNB Corp.; and

WHEREAS, this Agreement and the Agreement of Merger (collectively the "Agreements"), and the transactions and other acts respectively contemplated thereby, have been authorized and approved by the Boards of Directors of Lebanon Citizens and LCNB Corp., and upon its formation by the Board of Directors of the Interim Bank.

  NOW, THEREFORE, Lebanon Citizens, LCNB Corp. and the Interim Bank agree as follows:

A.  The Closing Date

The transactions contemplated by this Agreement shall be consummated and the "Closing" shall occur as of the close of business on the date (the "Closing Date") the Merger is approved in final form by the Comptroller of the Currency (together with the issuance of all requisite certificates).

B. Efforts Prior To The Closing

The Parties will each use all reasonable efforts to cause the Closing to occur and the conditions set forth in Section D hereof to be satisfied with all reasonable dispatch, and none of them will undertake any course of action inconsistent with such intended result.

C.  The Closing

Upon the Closing, LCNB Corp. will issue to such person or persons as Lebanon Citizens shall designate in writing the shares of LCNB Corp.'s common stock, without par value, ("LCNB Corp. Common") necessary to consummate the merger under the Agreement of Merger.

From and after the Closing each holder of a certificate or certificates theretofore representing shares of Lebanon Citizens common stock shall surrender such certificate or certificates to Lebanon Citizens and shall receive in exchange therefor, in respect of the certificate or certificates so surrendered, a certificate or certificates representing the number of shares of LCNB Corp. Common into and for which the shares of Lebanon Citizens common stock theretofore represented by such surrendered certificate or certificates have been converted pursuant to the provisions of
Article III, Section 3.1 of the Agreement of Merger.

Until surrendered pursuant to the provisions hereof, each certificate or certificates theretofore representing shares of Lebanon Citizens common stock shall be deemed for all purposes (other than for the payment of dividends or other distributions, if any, to the shareholders of LCNB Corp.) to represent the number of shares of LCNB Corp. into and for which the shares of Lebanon Citizens common stock theretofore represented thereby shall have been converted pursuant to the provisions of Article III, Section
3.1 of the Agreement of Merger.

No dividends or other distributions, if any, payable to the holders of shares of LCNB Corp. Common shall be paid to the holders of a certificate or certificates theretofore representing shares of Lebanon Citizens common stock; provided however, that upon the surrender and exchange of such certificate or certificates theretofore representing shares of Lebanon Citizens common stock pursuant to the provisions hereof, there shall then be paid to the record holders of a certificate or certificates for shares of LCNB Corp. Common issued in exchange therefor the amount, without interest thereon, of all dividends and other distributions, if any, declared with respect to shares of LCNB Corp. Common to holders of record of shares of LCNB Corp. Common as of any record date after the Closing and prior to or coincident with the date of such surrender and exchange, with respect to the number of shares of LCNB Corp. Common represented thereby.

D.  Conditions Precedent

The obligations of each of the Parties to cause the transactions respectively contemplated by this Agreement, the Agreement of Merger and thus the Closing to occur, shall be subject to the satisfaction of the following conditions except as such Party may waive the same in writing in accordance with Section E hereof:

(1) Action by Comptroller of the Currency. At or prior to the Closing, the Comptroller of the Currency, the head of the federal government agency that regulates national banks, shall have:

(a) approved in final form the incorporation and formation of the Interim Lebanon Citizens as a national banking association under and pursuant to the laws of the United States; and

(b) approved this Agreement and the Agreement of Merger, as well as the Merger contemplated thereby, in accordance with the applicable laws of the United States;

and each such approval shall be in full force and effect at the Closing Date.

(2) Orders by the Board of Governors of the Federal Reserve System. At or prior to the Closing, the Board of Governors of the Federal Reserve System (i) shall have granted LCNB Corp.'s application for approval to become a bank holding company pursuant to Section 3(a)(1) of the Bank Holding Company Act of 1956, as amended, and consummation of the transactions contemplated by this Agreement shall be in compliance with such approval, which shall be in full force and effect at the Closing.

(3) Lebanon Citizens Shareholder Approval. This Agreement and the Agreement of Merger shall have been duly adopted and approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Lebanon Citizens' common stock entitled to vote on the proposal to so approve such Agreements.

(4) Securities Law Compliance. The Shares of LCNB Corp.'s common stock to be issued to the holders of Lebanon Citizens common stock upon the consummation of the merger in exchange for their shares of Lebanon Citizens common stock shall be duly registered under the Securities Act of 1933, as amended, under a registration statement on Form S-4 and in accordance with the terms and conditions of the regulations of the Securities and Exchange Commission, and also properly registered or otherwise qualified under all other applicable state securities laws, as legally required, and no stop order shall be in effect under any such federal or state securities law.

(5) Tax Consequences. At or prior to the Closing, the Parties shall be confident that for Federal income tax purposes (a) the Merger will constitute a reorganization within the meaning of
Section 368(a)(1) of the Internal Revenue Code of 1986, as amended,
(b) no gain or loss will be recognized by any shareholder of Lebanon Citizens upon the exchange of Lebanon Citizens common stock for LCNB Corp. common stock in the Merger, (c) the basis of LCNB Corp. common stock so received by a Lebanon Citizens shareholder upon the Merger will be, in the hands of such shareholder, the same as the basis of Lebanon Citizens common stock surrendered in exchange therefor, and
(d) the holding period of LCNB Corp. common stock thus received by a shareholder of Lebanon Citizens will include the holding period of the shares of Lebanon Citizens common stock surrendered in exchange therefor provided that such shares are capital assets in the hands of the shareholders.

(6) Shareholders Dissent. The shareholders of Lebanon Citizens shall have taken the action contemplated by paragraph D(3) herein and the holders in the aggregate of not more than 8,800 shares (5% of the 176,000 total outstanding shares) of Lebanon Citizens common stock (or such lesser number as may be required to comply with any conditions or requirements imposed by the Comptroller of the Currency or the Board of Governors of the Federal Reserve System) shall have either voted against the Merger or given notice in writing at or prior to the meeting at which the Merger was ratified and confirmed that they dissent from the Merger, in accordance with applicable law.

(7) Litigation. On the Closing Date there shall be no court order in effect enjoining or preventing consummation of any of the transactions contemplated by this or any of the other Agreements; and there shall be no litigation, governmental investigation or proceeding pending or threatened for the purpose of enjoining or preventing the consummation of any of the transactions contemplated by this or any of the other Agreements or otherwise claiming that such consummation is improper and which the Board of Directors of Lebanon Citizens shall in good faith determine, with advice of counsel, (i) has a reasonable likelihood of being successfully prosecuted, and (ii) if successfully prosecuted, would materially and adversely affect the benefits intended for the shareholders of Lebanon Citizens under this Agreement.

(8) Opinion of Counsel. Messrs. Dinsmore & Shohl shall be prepared to deliver to the Parties their opinion, dated the Closing Date, to the effect that (i) LCNB Corp. and the Interim Bank both are duly incorporated, validly existing and in good standing, and have all requisite power and authority to own properties and conduct the business herein contemplated to be owned and conducted by each of them after the Closing Date, under, in each case, the laws of each corporation's state of incorporation; (ii) each of the Agreements, as well as the transactions respectively contemplated thereby, have been duly authorized and approved by all requisite corporate action on the part of each of the respective parties thereto; (iii) the Merger has become effective pursuant to all applicable federal laws and all applicable laws of the State of Ohio, and upon becoming effective each of the outstanding shares of Lebanon Citizens common stock (excluding shares held by those shareholders of Lebanon Citizens who perfected their rights as dissenting shareholders under applicable federal law) was converted into ten (10) shares of LCNB Corp. common stock as contemplated by the Merger Agreement; and (iv) all of the outstanding shares of LCNB Corp. common stock are duly authorized, validly issued, fully paid and non-assessable. Messrs. Dinsmore & Shohl shall also be prepared to give all such other written opinions at the Closing Date as any of the Parties reasonably may request.

(9) Board of Directors of LCNB Corp. Upon the Closing, the Board of Directors of LCNB Corp. shall consist of such persons as shall have been elected by the shareholders of LCNB Corp., as sole shareholder of the Interim Bank, acting under the direction of LCNB Corp.'s Board of Directors.

(10) LCNB Corp. Articles. Prior to Closing, LCNB Corp. shall not have amended its Articles of Incorporation to other than the form set forth in Exhibit B attached hereto and made a part hereof except to increase its authorized capital stock to 3,000,000 shares of common stock without par value. (Also attached hereto as a part of Exhibit B but not subject to any restriction on amendment are the Code of Regulations of LCNB Corp.)

(11) LCNB Corp. Common Stock. The Shares of common stock into which the Shares of common stock of Lebanon Citizens will be converted upon the consummation of the merger shall be validly issued and outstanding fully paid and non-assessable.

E.  Miscellaneous

(1) Termination. This Agreement may be terminated and the Agreement of Merger may be terminated and abandoned prior to the Closing, either before or after the meeting of Lebanon Citizens' shareholders herein provided for: (a) by mutual consent of the Parties, authorized by their respective Boards of Directors; or (b) by written notice from any Party to the other Parties, authorized by the Board of Directors of the Party giving such notice, if any of the other Parties shall have breached in any material respect any of the obligations hereunder and such breach shall not have been abated; or (c) by written notice from Lebanon Citizens to the other Parties, authorized by the Board of Directors of Lebanon Citizens if the Closing shall not have occurred by September 30, 1999.

(2) Waiver and Amendment. Any of the provisions of the Agreements may be waived at any time by any Party which is, or the shareholders which are, entitled to the benefit thereof upon the authority of the Board of Directors of such Party, provided that as to such waiver after the last vote of the shareholders of such Party with respect to the Agreements, such waiver shall not, in the judgment of the Board of Directors of such Party, materially and adversely affect the benefits of such Party or its shareholders intended under the Agreements. Any of the provisions of the Agreements may be modified at any time prior to or after the vote hereon (or thereon as the case may be) of shareholders of any Party, by agreement in writing approved by the Board of Directors of each Party thereto and executed in the same manner (but not necessarily by the same persons) as such Agreement so to be modified, provided that such modifications after the last vote of the shareholders of a Party hereon shall not, in the judgment of the Board of Directors of such Party, materially and adversely affect the benefits of such Party or its shareholders intended under the Agreements.

(3) Delegation. To the extent permitted by law, the powers of the Board of Directors of each Party under and with respect to this Agreement may be delegated by such Board of Directors (which, whenever referred to herein shall be understood to include the Executive Committee of such Board, if any) to any officer or officers of such Party, and any notices, consents or other action referred to in this Agreement to be given or taken by any Party may be given or taken on its behalf by any officer so authorized.

(4) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts taken together shall constitute one and the same instrument.


Attest:                         Lebanon Citizens National Bank
                                 ("Lebanon Citizens")

                              By:______________________________
                             Its:_____________________________


                                  LCNB Corp.
                                 ("Holding Company")

                                 By:______________________________

                                Its:_____________________________


The LC Interim National Bank hereby agrees to and assumes all the obligations and agreements contained herein which were agreed to and assumed on its behalf by ____________ ______________.

                       The LC Interim National Bank ("Interim Bank")

                       By:_________________________________

Date:
                        APPENDIX A-1 TO
                        PROXY STATEMENT

                       AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of __________, 1999, by and among LC INTERIM NATIONAL BANK ("LC"), LEBANON CITIZENS NATIONAL BANK
("Lebanon Citizens"), and LCNB Corp. ("Parent"), an Ohio corporation;

                        W I T N E S S E T H:

WHEREAS, Lebanon Citizens is a banking association organized under the laws of the United States, being located at 2 North Broadway, Lebanon, County of Warren, in the State of Ohio, with a capital of $10,560,000, divided into 176,000 shares of common stock, each of $60 par value, surplus of $__________, and retained earnings of $_________ as of December 31, 1998;

WHEREAS, LC is a banking association in organization under the laws of the United States, to be located at 2 North Broadway, County of Warren, in the State of Ohio, with a capital of $___________, divided into ________ shares of common stock, each of $_____ par value, surplus of $________, with no retained earnings as of December 31, 1998;

WHEREAS, Lebanon Citizens is authorized to have outstanding 176,000 shares of common stock, of which, as of the date hereof, 176,000 shares are issued and outstanding; and

WHEREAS, LC is authorized to have outstanding ______ shares of common stock, of which ______ shares are presently subscribed
("Lebanon Citizens Common"); and

WHEREAS, Parent, an Ohio corporation and principal subscriber to the shares of LC, has agreed to make available to LC at the Closing that number of shares of its common stock without par value of Parent ("Parent Common") necessary to consummate the merger contemplated hereby; and

WHEREAS, the Directors of Lebanon Citizens and LC (such corporations being hereinafter sometimes called the "Constituent Corporations") deem it advisable for the mutual benefit of the Constituent Corporations, their respective shareholders and others that Lebanon Citizens be merged into LC upon the terms and conditions hereinafter set forth, and such Directors have approved this Agreement of Merger;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and in accordance with the laws of the United States, Lebanon Citizens and LC hereby agree that, subject to the terms and conditions hereinafter set forth, Lebanon Citizens shall be merged into LC and that the terms and conditions of such merger, including the mode of carrying the same into effect and the manner and basis of making distribution to the shareholders of the Constituent Corporations, shall be as follows:

                               ARTICLE I

1.1 Upon the Closing on the Closing Date, as defined in Article IV,
Section 4.1 below, Lebanon Citizens shall be merged into LC which shall be the surviving corporation and shall continue to be governed by the applicable federal laws. LC, as such surviving corporation, is hereinafter sometimes referred to as the "Receiving Association."

                            ARTICLE II

2.1 Effective as of the time that this merger shall become effective, as specified in the merger approval to be issued by the Comptroller of the Currency, the Articles of Association of LC, amended as hereinafter provided and attached hereto as Schedule 1, shall be the Articles of Association of the Receiving Association until the same shall thereafter be further amended in accordance with law. Upon the Closing, Article FIRST of the Articles of Association of LC shall be deemed amended to change the name of LC to "LEBANON CITIZENS NATIONAL BANK." The Receiving Association reserves the right to further amend, alter, change or repeal after such merger any provision contained in its Articles of Association, and all rights conferred in this Agreement of Merger are subject to such reserved power.

2.2 The Board of Directors of the Receiving Association shall consist of ten (10) persons until such time after the Closing as such number may be changed in accordance with the Regulations of the Receiving Association. The names and addresses of the first Directors of the Receiving Association (each of whom shall serve until the next annual meeting of shareholders and until his successor is elected, or until his earlier resignation, removal from office or death) at the time of the Closing are:

                 DIRECTOR                ADDRESS

              M. Russell Horn           P.O. Box 59
                                        Lebanon, Ohio 45036

              Sam Kaufman               P.O. Box 59
                                        Lebanon, Ohio 45036

              William H. Kaufman        P.O. Box 59
                                        Lebanon, Ohio 45036

              George L. Leasure         P.O. Box 59
                                        Lebanon, Ohio 45036

              James B. Miller           P.O. Box 59
                                        Lebanon, Ohio 45036

              Corwin M. Nixon           P.O. Box 59
                                        Lebanon, Ohio 45036

              Kathleen Porter Stolle    P.O. Box 59
                                        Lebanon, Ohio 45036

              Howard E. Wilson          P.O. Box 59
                                        Lebanon, Ohio 45036

              Stephen P. Wilson         P.O. Box 59
                                        Lebanon, Ohio 45036

              Marvin E. Young           P.O. Box 59
                                        Lebanon, Ohio 45036

If upon the Closing or thereafter there exists a vacancy in the Board of Directors of the Surviving Corporation, such vacancy may be filled by the remaining members of the Board of Directors in the manner provided by law and the regulations of the Receiving
Association.

2.3 The officers of Lebanon Citizens immediately prior to the Closing shall be the officers of the Receiving Association and shall hold office, subject to the regulations of the Receiving
Association, at the pleasure of the Board of Directors.

2.4 The business of the Receiving Association shall be that of a national banking association and shall be conducted at its main office, to be located at 2 North Broadway, Lebanon, Warren County, Ohio, and its legally established branches.

2.5 Upon the Closing, the effect of the merger shall be as provided by the applicable provisions of federal law. Without limiting the foregoing, and subject thereto, upon the Closing, the existence of Lebanon Citizens shall cease as a separate entity but shall continue in the Receiving Association, subject to the rights of creditors which shall be preserved unimpaired; the Receiving Association shall have, without further act or deed, all property, rights, powers, duties and obligations of each of the Constituent Corporations and trusts and to the duties and liabilities connected therewith, and shall perform every such trust or relation in the same manner as if it had itself originally assumed the trust or relation and the obligation and liabilities connected therewith within the limits of the charter of the Receiving Association.

                               ARTICLE III

The terms of the merger, the mode of carrying the same into effect and the manner and basis of making distribution to the shareholders of the Constituent Corporations shall be as follows:

3.1 Forthwith upon the Closing, each share of Lebanon Citizens Common outstanding immediately prior to the Closing (excluding shares held by those shareholders of Lebanon Citizens who have perfected their rights as dissenting shareholders) shall be converted into and become ten (10) shares of Parent Common. The number of authorized shares of common stock, $____ par value per share, of LC will, by virtue of the merger, be _____ upon consummation of the merger, all of which will be issued and outstanding and all of which will be canceled as a result of the merger.

3.2 The amount of capital stock of LC shall be $________, divided into ____ shares of common stock, each of $________ par value, and at the time the merger shall become effective, the association shall have a surplus of $_______, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of Lebanon Citizens and of LC, as stated in the preamble of this agreement, adjusted however, for normal earnings and expenses (and if applicable, purchase accounting adjustments) between ___________, 19____, and the effective time of the merger.

3.3 The shares of Parent Common into which shares of Lebanon
Citizens Common are converted pursuant to the provisions of Section
3.1 above shall be the shares furnished for such purpose by Parent as referred to in the third recital clause at the beginning of this Agreement.

3.4 From and after the Closing each holder of a certificate or certificates theretofore representing shares of Lebanon Citizens Common shall surrender such certificate or certificates to Lebanon Citizens, and shall receive in exchange therefor a certificate or certificates representing the number of shares of Parent Common into and for which the shares of Lebanon Citizens Common theretofore represented by such surrendered certificate or certificates have been converted pursuant to the provisions of Section 3.1 above.

3.5 Until surrendered pursuant to the provisions of Section 3.4 above, each certificate or certificates theretofore representing shares of Lebanon Citizens Common shall be deemed for all purposes (other than for the payment of dividends or other distributions, if any, to the shareholders of Parent) to represent the number of shares of Parent into and for which the shares of Lebanon Citizens Common thereto represented thereby shall have been converted pursuant to the provisions of Section 3.1 above.

3.6 No dividends or other distributions, if any, payable to the holders of shares of Parent Common shall be paid to the holders of a certificate or certificates theretofore representing shares of Lebanon Citizens Common; provided however, that upon the surrender and exchange of such certificate or certificates theretofore representing shares of Lebanon Citizens Common pursuant to the provisions of Section 3.4 above, there shall then be paid to the record holders of a certificate or certificates for shares of Parent Common issued in exchange therefor, the amount, without interest thereon, of all dividends and other distributions, if any, declared with respect to shares of Parent Common to holders of record of shares of Parent Common as of any record date after the Closing and prior to or coincident with the date of such surrender and exchange, with respect to the number of shares of Parent Common represented thereby.

3.7 Upon the merger becoming effective in accordance with the terms of Article IV hereof, Parent shall repurchase all shares of Parent Common originally issued to the Incorporator of Parent to facilitate Parent's organization. Such purchase shall be in an amount equal to the amount expended by such person to originally purchase such shares.

                            ARTICLE IV

4.1 The merger shall become effective, and the "Closing" shall occur, as of the close of business on the date (the "Closing Date") when the Merger is approved in final form by the Comptroller of the Currency (together with the issuance of all requisite certificates).

                              ARTICLE V

5.1 If the Plan and Agreement of Merger among Parent, Lebanon Citizens and LC, dated as of ______________, is terminated in accordance with the terms thereof, then this Agreement of Merger shall simultaneously terminate without further action by the Constituent Corporations. In the event of such termination, the Board of Directors of each of the Constituent Corporations shall direct its officers not to file this Agreement of Merger as provided above, notwithstanding favorable action on this Agreement of Merger by the shareholders of the respective Constituent Corporations.

                             ARTICLE VI

6.1 This Agreement of Merger may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute one and the same instrument.

6.2 Any of the provisions of this Agreement of Merger may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof upon the authority of the Board of Directors of such party, provided that as to such waiver after the last vote of the shareholders of such party hereon such waiver shall not, in the judgment of the Board of Directors of such party, affect materially and adversely the benefits of such party or its shareholders intended under this Agreement of Merger. Any of the provisions of this Agreement of Merger may be modified at any time prior to or after the vote hereon of shareholders of any party, by agreement in writing approved by the Board of Directors of each party and executed in the same manner (but not necessarily by the same persons) as this Agreement of Merger, provided that such modification after the last vote of the shareholders of a party hereon shall not, in the judgment of the Board of Directors of such party, affect materially and adversely the benefits of such party or its shareholders intended under this Agreement of Merger.

IN WITNESS WHEREOF, Lebanon Citizens National Bank; The LC Interim National Bank and LCNB Corp. have caused their respective corporate seals to be hereunto affixed and these presents to be signed by their respective officers thereunto duly authorized, all as of the day and year aforesaid.

                                  LEBANON CITIZENS NATIONAL BANK
Attest:                           ("Lebanon Citizens")


                                 Name: __________________________
                                 Its: _____________________________

                                 LC INTERIM NATIONAL BANK
Attest:                          ("LC")



                                 Name: __________________________
                                 Its: _____________________________



                                 LCNB CORP.
Attest:                          ("Parent")



                                Name: __________________________
                                Its: ____________________________

                         ARTICLES OF INCORPORATION
                                 OF
                             LCNB CORP.

The undersigned, desiring to form a corporation for profit, under the General Corporation Law of Ohio, does hereby certify:

FIRST: The name of this Corporation shall be LCNB Corp.

SECOND: The place in Ohio where its principal office is to be located is Lebanon, County of Warren.

THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Ohio Revised Code.

FOURTH: The maximum number of shares which the Corporation is authorized to have outstanding is Eight Hundred Fifty (850) shares, all of which shall be designated common stock and shall be without par value.

FIFTH: The number of Directors of the Corporation shall be fixed from time to time in accordance with the Corporation's Regulations and may be increased or decreased as therein provided. The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of Directors constituting the whole Board permits, it not being required that each class have the same number of members if such is mathematically impossible with the term of office of one class expiring each year. At the organizational meeting of shareholders, Directors of the first class shall be elected to hold office for a term expiring at the next succeeding Annual Meeting; Directors of the second class shall be selected to hold office for a term expiring at the second succeeding Annual Meeting and Directors of the third class shall be selected to hold office for a term expiring at the third succeeding Annual Meeting. Thereafter, at each Annual Meeting of shareholders, the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding Annual Meeting after such election. In the event of any increase in the number of Directors of the Corporation, the additional Directors shall be so classified that all classes of Directors shall be increased equally as nearly as may be possible. In the event of any decrease in the number of Directors of the Corporation, all classes of Directors shall be decreased equally as nearly as possible.

SIXTH: (A) Except as otherwise provided in Clause (B) of this Article SIXTH:

(i) any merger or consolidation of the Corporation with or into any other corporation;

(ii) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Corporation to or with any other corporation, person or other entity;

(iii) the issuance or transfer of any securities of the Corporation to any other corporation, person or other entity in exchange for assets or securities or a combination thereof (except assets or securities or a combination thereof so acquired in a single transaction or a series of related transactions having an aggregate fair market value of less than $250,000), or

(iv) the issuance or transfer of any securities of the Corporation by the Corporation to any other corporation, person or other entity for cash;

shall require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the Corporation which are not beneficially owned by such other corporation, person or other entity if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, considered for the
purposes of this Article SIXTH as one class.    Such affirmative
vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange.

(B) The provisions of this Article SIXTH shall not apply to any transaction described in clauses (i), (ii), (iii) or (iv) of Clause
(A) of this Article SIXTH, (i) with another corporation if a majority, by vote, of the outstanding shares of all classes of capital stock of such other corporation entitled to vote generally in the election of Directors, considered for this purpose as one class, is owned of record or beneficially by the Corporation and/or its subsidiaries; (ii) with another corporation, person or other entity if the Board of Directors of the Corporation shall by resolution have approved a memorandum of understanding with such other corporation, person or other entity with respect to and substantially consistent with such transaction prior to the time such other corporation, person or other entity became the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors; or (iii) approved by resolution adopted by the affirmative vote of at least a majority of the members of the whole Board of Directors of the Corporation at any time prior to the consummation thereof.

(C) For the purposes of this Article SIXTH, a corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise; or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above), by any other corporation, person or other entity with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation, or which is its "affiliate" or "associate" as those terms were defined in Rule 12b-2 of the general rules and regulations under the Securities Exchange Act of 1934. For the purposes of this Article SIXTH, the outstanding shares of any class of capital stock of the Corporation shall include shares deemed owned through the application of clauses
(i) and (ii) of this Clause (C) but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

(D) The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article SIXTH, on the basis of information then known to it, whether (i) any other corporation, person or other entity beneficially owns, directly or indirectly, 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, or is an "affiliate" or an "associate" (as defined above) of another, (ii) any proposed sale, lease, exchange or other disposition of part of the assets of the Corporation involves a substantial part of the assets of the Corporation, (iii) assets or securities, or a combination thereof, to be acquired in exchange for securities of the Corporation, have an aggregate fair market value of less than $250,000 and whether the same are proposed to be acquired in a single transaction or a series of related transactions, and (iv) the memorandum of understanding referred to above is substantially consistent with the transaction to which it relates. Any such determination by the Board shall be conclusive and binding for all purposes of this Article SIXTH.

SEVENTH: The Board of Directors of the Corporation, when evaluating any offer of another party to (i) purchase or exchange any securities or property for any outstanding equity securities of the Corporation, (ii) merge or consolidate the Corporation with another corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration not only to the price or other consideration being offered but also to all other relevant factors, including without limitation the financial and managerial resources and future prospects of the other party; the possible effects on the business of the Corporation and its subsidiaries and on the depositors, employees, and other constituents of the Corporation and its subsidiaries; and the possible effects on the communities and the public interest which the Corporation and its subsidiaries serve. In evaluating any such offer, the Board of Directors shall be deemed to be performing their duly authorized duties and acting in good faith and in the best interests of the Corporation within the meaning of Section 1701.13 of the Ohio Revised Code, as it may be amended from time to time, and the Corporation's Regulations.

EIGHTH: When authorized by the affirmative vote of a majority of the Board of Directors, without the action or approval of the shareholders of this Corporation, this Corporation may redeem, purchase, or contract to purchase, at any time and from time to time, shares of any class issued by this Corporation for such prices and upon and subject to such terms and conditions as the Board of Directors may determine.

NINTH: The statutes of Ohio require that action on certain specified matters at a shareholders' meeting shall be taken by the affirmative vote of the holders of more than a majority of shares entitled to vote thereon, unless other provision is made in the Articles of Incorporation. On all these specified matters, action may be taken by the affirmative vote of a two-thirds majority of shares entitled to vote thereon or, if the vote is required to be by classes, by the affirmative vote of a two-thirds majority of each class of shares entitled to vote thereon as a class, except that any amendment, alteration, addition to or repeal of Article FIFTH, SIXTH or this Article NINTH and of any of the matters specified above in Article SIXTH as requiring a vote other than the affirmative vote of the holders of a two-thirds majority of the shares entitled to vote thereon, may only be taken by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the Company entitled to vote thereon, considered for the purposes of this Article as one class.


IN WITNESS WHEREOF, the Incorporator has hereunto subscribed his name this _______ day of ________________, 1998.

                                  _______________________________
                                 Dorothy Kim Corbett
                                 REGULATIONS
                                     OF
                                  LCNB CORP.


                                  ARTICLE I
                                    SEAL

The Board of Directors may from time to time adopt such seal or seals, if any, as they deem appropriate for the use of the Corporation in transacting its business.


                                 ARTICLE II
                                SHAREHOLDERS

(a) Annual Meeting. The annual meeting of the shareholders shall be held at the principal office of the Corporation, or at such other place either within or without the State of Ohio as may be specified in the notice required under paragraph (c) of this Article on a date between the fourth Tuesday in January and the fourth Tuesday in April of each year, at which time there shall be elected Directors to serve until the end of the term to which they are elected and until their successors are elected and qualified. Any other business may be transacted at the annual meeting without specific notice of such business being given, except such business as may require specific notice by law.

(b) Special Meetings. Special meetings of the shareholders may be called and held within or without the State of Ohio, as provided by law.

(c) Notice. Notice of each annual or special meeting of the shareholders shall be given in writing either by the President, any Vice President, the Secretary, or any Assistant Secretary, not less than ten (10) days before the meeting. Any shareholder may, at any time, waive any notice required to be given under these Regulations.

(d) Quorum. The shareholders present in person or by proxy at any meeting shall constitute a quorum unless a larger proportion is required to take the action stated in the notice of the meeting, in which case, to constitute a quorum, there shall be present in person or by proxy the holders of record of shares entitling them to exercise the voting power required by the Articles of Incorporation of the Corporation or applicable law to take the action stated.

(e) Order of Business. At all shareholders' meetings the order of business shall be as follows unless changed by a majority vote:

1. Reading of minutes of previous meeting and acting thereon;

2.  Reports of Directors and Committees;

3. Financial report or statement;

4. Reports from Chairman, President or other officers;

5. Unfinished business;

6.  Election of Directors;

7.  New or miscellaneous business;

8. Adjournment.

(f) Organization. The Chairman of the Board shall preside at all meetings of the shareholders, but in his absence the President shall preside, and in his absence the shareholders shall elect another officer or a shareholder to so preside. The Secretary of the Corporation shall act as Secretary of all meetings of the shareholders, but in the absence of the Secretary at any meeting of the shareholders, the presiding officer may appoint any person to act as Secretary of the meeting.


                             ARTICLE III
                              DIRECTORS

(a) Number. The Board of Directors shall be composed of not less than five (5) nor more than fifteen (15) persons, as shall be fixed by the shareholders in accordance with applicable law, who shall be elected in accordance with the provisions of the Articles of Incorporation by action of the shareholders. Any Director's office created by the Directors by reason of an increase in their number may be filled by action of a majority of the Directors then in office.

(b) Changes. The number of Directors fixed in accordance with the immediately preceding paragraph may also be increased or decreased by the Directors at a meeting or by action in writing without a meeting, and the number of Directors as so changed shall be the number of Directors until further changed in accordance with this Section; provided, that no such decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director; and provided, further, that the number of Directors shall not be increased by the Directors to more than three Directors beyond the number of Directors as fixed at the most recently held meeting of shareholders called for the purpose of electing Directors.

(c) Nominations. Nominations for the election of Directors may be made by the Board of Directors or a proxy committee appointed by the Board of Directors or by any shareholder entitled to vote in the
election of Directors generally.   However, any shareholder entitled
to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (1) with respect to an election to be held at an annual meeting of shareholders, 45 days in advance of the corresponding date for the date of the preceding year's annual meeting of shareholders, and (2) with respect to an election to be held at a special meeting of shareholders for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and (d) the consent of each nominee to serve as a Director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

(d) Age Limitation. No person shall be eligible to stand as a candidate for election as a member of the Board of Directors who has passed his or her 75th birthday. The foregoing age limitation shall not apply to persons who are members of the Board of Directors as of the date of adoption of these Regulations.

(e) Vacancies. Vacancies in the Board of Directors shall be filled as provided by the laws of the State of Ohio then in effect.

(f) Time of Meeting. The Board of Directors shall meet at the principal office of the Corporation, at least annually, immediately following the annual meeting of the shareholders, but the Directors shall have the authority to change the time and place of such meeting by the adoption of By-Laws or by resolution.

(g) Call and Notice. Meetings of the Board of Directors other than the annual meeting may be called at any time by the Chairman of the Board and shall be called by the Chairman upon the request of two members of the Board. Such meetings may be held at any place within or without the State of Ohio. Notice of the annual meeting need not be given and each director shall take notice thereof, but this provision shall not be held to prevent the giving of notice in such manner as the Board may determine. The Board shall decide what notice shall be given and the length of time prior to the meetings that such notice shall be given of all other meetings. Any meeting at which all of the directors are present shall be a valid meeting whether notice thereof was given or not and any business may be transacted at such a meeting.

(h) Presence Through Communications Equipment. Meetings of the Board of Directors, and meetings of any Committee thereof, may be held through any communications equipment if all persons participating can hear each other, and participation in a meeting pursuant to this subparagraph (h) shall constitute presence at such a meeting.

(i) By Laws. The Board of Directors may adopt By Laws for their own government and that of the Corporation provided such By Laws are not inconsistent with the Articles of Incorporation or these Regulations.


                      ARTICLE IV
                      COMMITTEES

The Board of Directors may, by resolution, designate not less than three (3) of its number to serve on an Executive Committee or such other committee or committees as the Board may from time to time constitute. The Board of Directors may delegate to any such Executive Committee any of the authority of the Directors, however conferred, other than that of filling vacancies among the Directors or in any committee of the Directors and to incur debts, excepting for current expenses, unless specifically authorized. The specific duties and authority of any such committee or committees shall be stated in the resolution constituting the same.


                            ARTICLE V
                            OFFICERS

(a) Number. The officers of the Corporation shall be a Chairman of the Board, a President, one or more Vice Presidents, a Secretary and a Treasurer. Any two or more of the offices may be held by the same persons, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if such instrument is required to be executed, acknowledged or verified by two or more officers.

(b) Other Officers. The Board of Directors is authorized in its discretion to establish the office of Executive Vice President, and shall have the further power to provide for such other officers, assistant officers and agents as it shall deem necessary from time to time and may dispense with any of said offices and agencies at any time.

(c) Election, Term and Removal. At the first meeting of the Board of Directors after the annual meeting of shareholders, the Board shall select one of its members by a majority vote to be Chairman of the Board and shall select one of its members by a majority vote to be President of the Corporation. It shall also select all other officers of the Corporation by a majority vote, but none of such other officers shall be required to be members of the Board, except the Chairman of the Board and President. All officers of the Corporation shall hold office for one year and until their successors are elected and qualified.

(d) Vacancies and Absence. If any office shall become vacant by reason of the death, resignation, disqualification, or removal of the incumbent thereof, or other cause, the Board of Directors may elect a successor to hold office for the unexpired term in respect to which such vacancy occurred or was created. In case of the absence of any officer of the Corporation or for any reason that the Board of Directors may determine as sufficient, the said Board may delegate the powers and duties of such officer to any other officer or to any director, except where otherwise provided by these Regulations or by statute, for the time being.


                              ARTICLE VI
                          DUTIES OF OFFICERS

(a) Chairman of the Board. The Chairman of the Board of Directors shall preside at all meetings of the Board and of the shareholders, appoint all special or other committees unless otherwise ordered by the Board, confer with and advise all other officers of the Corporation, and perform such other duties as may be delegated to him from time to time by the Board.

(b) President. The President shall be the Chief Executive Officer and active head of the Corporation, and in the recesses of the Board of Directors and the Executive Committee, if the Board establishes such a committee, shall have general control and management of all its business and affairs. He shall make such recommendations to the Board of Directors, or any committees thereof, as he thinks proper, and he shall bring before said Board such information as may be required touching the business and property of the Corporation. He shall perform generally all the duties incident to the office of President, as required or authorized by law and such as are usually vested in the President of a similar corporation.

(c) Vice Presidents. The Vice Presidents, including the Executive Vice President, if the Board establishes such office, shall perform such duties as may be delegated to them by the Board of Directors, or assigned to them from time to time by the Board of Directors or the President. The Executive Vice President, if the Board establishes such office, or the Vice President, or in the event there shall be more than one Vice President, such Vice President as may be designated by the Board, shall perform the duties and have the powers of the President in case of the absence of the latter from his office, and during such absence such Vice President shall be authorized to exercise all the functions of the President and shall sign all papers and perform all duties as acting President.

(d) Secretary. The Secretary shall keep a record of all proceedings of the Board of Directors, and of all meetings of shareholders, and shall perform such other duties as may be assigned to him by the Board of Directors or the President.

(e) Treasurer. The Treasurer shall have charge of the funds and accounts of the Corporation and shall keep proper books of account showing all receipts, expenditures and disbursements of the Corporation, with vouchers in support thereof. The Treasurer shall also from time to time, as required, make reports and statements to the Directors as to the financial condition of the Corporation, and submit detailed statements of receipts and disbursements; he shall perform such other duties as shall be assigned to him from time to time by the Board of Directors or the President.

(f) Bonds of Officers. The Board of Directors shall determine which officers, if any, of the Corporation shall give bond, and the terms and amount thereof, the expense to be paid by the Corporation.


                           ARTICLE VII
                        INDEMNIFICATION

The Corporation shall indemnify each director and each officer of the Corporation, and each person employed by the Corporation who serves at the written request of the Chairman or President of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law. The term "officer" as used in this
Article VII shall include the Chairman of the Board, the President, each Vice President, the Treasurer, the Secretary, the Controller, the Auditor, the Counsel and any other person who is specifically designated as an "officer" within the operation of this Article VII by action of the Board of Directors. The Corporation may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.


                          ARTICLE VIII
                             STOCK

(a) Certificates of Stock. Each shareholder of this Corporation whose stock has been fully paid for shall be entitled to a certificate or certificates, showing the number of shares registered in his or her name on the books of the Corporation. Each certificate shall be signed by the Chairman of the Board or the President or any Vice President and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer. A full record of each certificate, as issued, shall be entered on the stub thereof.

(b) Transfers of Stock. Shares shall be transferable on the books of the Corporation by the holders thereof in person or by a duly authorized attorney upon surrender of the Certificates therefor with duly executed assignment endorsed thereon or attached thereto. Evidence of authority to endorse any certificate and to request its transfer shall be produced to the Corporation. In case of transfer by executors, administrators, guardians or other legal representatives or fiduciaries, appropriate legal evidence of their authority to act shall be produced and may be required to be filed with the Corporation. No transfer shall be made until the stock certificate in question and such evidence of authority are delivered to the Corporation.

(c) Transfer Agents and Registrars.   The Board of Directors may
appoint an agent or agents to keep the records of the shares of the Corporation, or to transfer or to register shares, or both, in Ohio or any other state and shall define the duties and liabilities of any such agent or agents.

(d) Lost, Destroyed or Mutilated Certificates. If any certificate of stock in this Corporation becomes worn, defaced or mutilated, the Directors, upon production and surrender thereof, may order the same cancelled, and may issue a new certificate in lieu of the same. If any certificate of stock be lost or destroyed, a new certificate may be issued upon such terms and under such regulations as may be adopted by the Board of Directors.

                              ARTICLE IX
                              AMENDMENTS

These Regulations, or any of them, may be altered, amended, added to or repealed as provided by law and the Articles of Incorporation of the Corporation.

                   APPENDIX B TO PROXY STATEMENT

                  OHIO REVISED CODE SECTION 1115.19
                       [Dissenting shareholders]

Unless the articles of incorporation of the state bank otherwise provide, any shareholder of a state bank that has been consolidated or merged with, or whose assets have been transferred to, another state bank or a national bank, savings bank, or a savings organization, who did not vote in favor of the consolidation, merger, or transfer, shall be paid the fair cash value as of the day before the vote was taken authorizing the action, of the shares held, excluding from any such fair cash value any appreciation or depreciation in consequence of the consolidation, merger, or transfer which entitled the shareholder to this relief. Section 1701.85 of the Revised Code shall govern with respect to all rights of such shareholder and any limitations on those rights. Any shareholder who does not object and demand in writing the payment of the fair cash value of the shares in the manner and at the time provided in Section 1701.85 of the Revised Code shall be bound by the vote of the board of directors or the assenting shareholders of the state bank.


                       OHIO REVISED CODE SECTION 1701.85
      [Relief to dissenting shareholder of domestic corporation.]

Sec. 1701.85(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on such proposal was taken at the meeting of the shareholders, the shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, stating his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors
of that corporation.   Within twenty days after he has been sent the
notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new corporation, whether served before, on, or after the effective date of the merger or consolidation.

(5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, he, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested, in order that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made.
 The corporation promptly shall return such endorsed certificates to
the shareholder.   Failure on the part of the shareholder to deliver
such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to him within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. Such request by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder shall have come to an agreement on the fair cash value per share of the shares as to which he seeks relief, the shareholder or the corporation, which in case of a merger or consolidation may be the surviving or the new corporation, within three months after the service of the demand by the shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation which issued such shares is located, or was located at the time when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within the period of three months, may join as plaintiffs, or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such complaint is required. Upon the filing of the complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint, and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share, and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding, and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If during the pendency of any proceeding instituted under this section a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares as agreed upon by the parties or as fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs
last.   Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which such payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to that on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event shall the fair cash value exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if:

(1) Such shareholder has not complied with this section, unless the corporation by its directors waives such failure;

 (2) The corporation abandons, or is finally enjoined or prevented from carrying out, or the shareholders rescind their adoption, of the action involved;

(3) The shareholder withdraws his demand, with the consent of the corporation by its directors;

(4) The corporation and the dissenting shareholder shall not have come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation shall have filed or joined in a complaint under division (B) of this section within the period provided.

(E) From the time of giving the demand, until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class, or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated otherwise than by the purchase of shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                   PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.   Indemnification of Directors and Officers.

The LCNB Corp.'s Code of Regulations provides that LCNB Corp. shall indemnify to the full extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, trustee, or employee of LCNB Corp. or of another corporation if serving at the request of LCNB Corp. Indemnification of agents of LCNB Corp. is permitted at the discretion of the Board of Directors.

In general, Ohio law provides that a corporation may indemnify such persons against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with such suits, actions or proceedings if the person seeking indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in the case of an action by or in the name of the claim or issue as to which such person has been adjudged to be liable to negligence or misconduct unless and to the extent that the court in which the action was brought holds that indemnification is warranted.

The LCNB Corp.'s Code of Regulations, as permitted by Ohio law, also provides that LCNB Corp. may purchase and maintain insurance on behalf of any of the persons which it may indemnify, as described, above against such types of liability.

Item 21.   Exhibits and Financial Statement Schedules.

(a) The following exhibits are included as part of this Registration
Statement:


Exhibit No.               Description

2            Plan and Agreement of Merger, including
             Agreement of Merger

3.1          Articles of Incorporation of LCNB Corp.

3.2          Code of Regulations of LCNB Corp.

5, 23.2      Opinion and Consent of Messrs. Dinsmore & Shohl LLP**

8, 23.3      Tax Opinion and Consent of Messrs. Dinsmore & Shohl LLP

21           Subsidiary of the Registrant

23.1         Opinion of J.D. Cloud & Co. LLP**

25           Power of Attorney**

99           Form of Proxy

--------------

* Contained on the signature page to this Registration Statement on Form S-4.
** Previously filed.


Item 22.  Undertakings.

As the offering herein described is an offering under Rule 415 of the Securities Act of 1933, the undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering granted may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(Section 230.424(b)) of this chapter) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement in on Form S-3 (Section 239.13 of this chapter) or Form S-8(Section 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 14 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus, which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                               SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lebanon, State of Ohio on this 19th day of March, 1999.

                                       LCNB CORP.



                                    By: /s/ Stephen P. Wilson
                                      Stephen P. Wilson, President


Each person whose signature appears below constitutes and appoints Stephen P. Wilson to be his true and lawful attorney-in-fact and agent with full power of substitution, for him or her in his or her name, place and stead, in any capacity, to sign any and all amendments relating to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and agent or his substitute may lawfully cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons, in the capacities indicated and on the dates indicated.


Principal Executive Officer:                     Date:


/s/ Stephen P. Wilson                          March 19, 1999
Stephen P. Wilson

Principal Financial Officer:


/s/ Steve P. Foster                            March 19, 1999
Steve P. Foster

Principal Accounting Officer:


/s/ Donald E. Williams                         March 19, 1999
Donald E. Williams

Directors:                                       Date:


/s/ Stephen P. Wilson*                          March 19, 1999
M. Russell Horn


/s/ Stephen P. Wilson*                         March 19, 1999
Sam Kaufman

/s/ Stephen P. Wilson*                         March 19, 1999
William H. Kaufman

/s/ Stephen P. Wilson*                         March 19, 1999
George L. Leasure

/s/ Stephen P. Wilson*                         March 19, 1999
James B. Miller

/s/ Stephen P. Wilson*                         March 19, 1999
Corwin M. Nixon

/s/ Stephen P. Wilson*                         March 19, 1999
 Kathleen Porter Stolle

/s/ Stephen P. Wilson*                         March 19, 1999
Howard E. Wilson

/s/ Stephen P. Wilson*                         March 19, 1999
 Stephen P. Wilson

/s/ Stephen P. Wilson*                         March 19, 1999
Marvin E. Young


*Stephen P. Wilson, by signing his name hereto, signs this document on behalf of each person indicated above pursuant to a power of attorney duly executed and filed with the Securities and Exchange
Commission.

                          EXHIBIT INDEX


                                                 Page in
                                                 Sequential
                                                 Numbering
Exhibit No.   Description                        System

2             Plan and Agreement of Merger,
              including Agreement of Merger*

3.1           Articles of Incorporation of
              LCNB Corp.**

3.2           Code of Regulations of LCNB
              Corp.***

5, 23.2       Opinion and Consent of Messrs.
              Dinsmore & Shohl LLP*****

8, 23.3       Tax Opinion and Consent of Messrs. Dinsmore & Shohl
              LLP

21            Subsidiary of the Registrant

23.1          Opinion of J.D. Cloud & Co. LLP*****

25            Power of Attorney****

99            Form of Proxy

* Contained as Appendices A and A-1 to Proxy Statement/Prospectus ** Contained as Appendix A-2 to Proxy Statement/Prospectus
***  Contained as Appendix A-3 to Proxy Statement/Prospectus
**** Contained in the Signature Pages to the Registration Statement ***** Previously filed.